Exhibit 4.4

KRAFT FOODS GROUP, INC. TIP PLAN

(As Amended and Restated

Effective as of September 1, 2012)

CERTIFICATE OF ADOPTION

By virtue of the amending authority reserved to the Management Committee for Employee Benefits (“MCEB”) in subsection 15.1 of the Kraft Foods Group, Inc. TIP Plan (the “Plan”), and pursuant to the authority delegated to the undersigned by MCEB, the Plan is hereby amended, restated, and continued, effective as of September 1, 2012, in the form set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this amendment and restatement of the Plan this 29th day of August, 2012.

By:	/s/ Jill K. Youman
Its:	Vice President Human Resources, Benefits
Kraft Foods Group, Inc.

i

SECTION 5 MATCHING CONTRIBUTIONS		13
5.1.	Matching Contributions	13
5.2.	Kraft Basic Contributions.	13
5.3.	Limitations on Amount of Employer Contributions	14
5.4.	Payment of Employer Contributions	14

SECTION 6 INVESTMENT OF THE TRUST FUND		14
6.1.	Investment Funds and Loan Account	14
6.2.	Loan Account and Investment Fund Accounting	16
6.3.	Investment Fund Elections	17
6.4.	Transfers Between Investment Funds	17
6.5.	Automatic Transfers to the ESOP Fund	18
6.6.	Independent Investment Advice	18
6.7.	Additional Provisions Applicable to Certain Investment Funds	18

SECTION 7 INVESTMENT COMMITTEE		20
7.1.	Investment Committee Membership and Authority	20
7.2.	Allocation and Delegation of Investment Committee Responsibilities and Powers	21
7.3.	Exercise of Investment Committee’s Duties	22
7.4.	Remuneration and Expenses	22
7.5.	Indemnification of the Investment Committee	22
7.6.	Resignation or Removal of Investment Committee Member	22
7.7.	Appointment of Successor Investment Committee Member	22
7.8.	ERISA Section 404(c)	22
7.9.	Voting Tender and Similar Rights with Respect to Altria Group Stock Fund, Philip Morris International Stock Fund and Mondelēz International Stock Fund	23

SECTION 8 PLAN ACCOUNTING		23
8.1.	Participants’ Accounts	23
8.2.	Allocation of Fund Earnings and Changes in Value	24
8.3.	Allocation and Crediting of Contributions	25
8.4.	Correction of Error	25
8.5.	Statement of Plan Interest	26
8.6.	Provisions Relating to Spin-off of the Company by Kraft Foods	26

SECTION 9 LIMITATIONS ON COMPENSATION, CONTRIBUTIONS AND ALLOCATIONS		26
9.1.	Reduction of Contribution Rates	26
9.2.	Compensation for Limitation/Testing Purposes	26
9.3.	Limitations on Annual Additions	28
9.4.	Annual Dollar Limit on Before-tax Contributions	29
9.5.	Section 401(k)(3) Testing	29
9.6.	Correction Under Section 401(k) Test	30
9.7.	Highly Compensated	31
9.8.	Forfeiture of “Orphaned” Matching Contributions	31

SECTION 10 VESTING SERVICE, VESTING AND TERMINATION DATES		31
10.1.	Determination of Vesting Service and Vested Interest	31
10.2.	Accelerated Vesting	32
10.3.	Termination Date	33
10.4.	Distribution of Before-Tax Account Only Upon Severance From Employment	33

SECTION 11 LOANS AND WITHDRAWALS OF CONTRIBUTIONS WHILE EMPLOYED		33
11.1.	Loans to Participants	33
11.2.	Hardship Withdrawals	36
11.3.	Determination of Hardship	37
11.4.	Age 59 1/2 Withdrawals	38
11.5.	Withdrawals From 3/31/97 After-Tax and Matching Account Balances	38
11.6.	Withdrawals of Dividends During and After Employment	38
11.7.	Form of Withdrawals	38
11.8.	Loans During Employment Pursuant to Midwestern Disaster Relief Legislation	39

SECTION 12 DISTRIBUTIONS		39
12.1.	Distributions to Participants After Termination of Employment	39
12.2.	Distributions to Beneficiaries	41
12.3.	Forfeitures and Restorations of Non-Vested Contributions	42
12.4.	Limits on Commencement and Duration of Distributions	43
12.5.	Beneficiary Designations	44
12.6.	Form of Payment	45
12.7.	Facility of Payment	46
12.8.	Interests Not Transferable	46
12.9.	Absence of Guaranty	46
12.10.	Missing Participants or Beneficiaries	46
12.11.	Direct Rollover Option	46
12.12.	Distributions on Account of Permanent and Total Disability	47
12.13.	Contributions Credited to Qualified Nonelective Contribution Account After Distribution Date	47

SECTION 13 NO REVERSION TO EMPLOYERS		48

SECTION 14 ADMINISTRATION		48
14.1.	Administrative Committee Membership and Authority	48
14.2.	Allocation and Delegation of Administrative Committee Responsibilities and Powers	49
14.3.	Uniform Rules	49
14.4.	Information to be Furnished to Administrative Committee	49
14.5.	Administrative Committee’s Decision Final	50
14.6.	Exercise of Committees’ Duties	50
14.7.	Remuneration and Expenses	50
14.8.	Indemnification of the Committees	50
14.9.	Resignation or Removal of Administrative Committee Member	51
14.10.	Appointment of Successor Administrative Committee Members	51

14.11.	Administrative Committee Discretion	51

SECTION 15 AMENDMENT AND TERMINATION		51
15.1.	Amendment	51
15.2.	Termination	51
15.3.	Merger and Consolidation of the Plan, Transfer of Plan Assets	52
15.4.	Distribution on Termination and Partial Termination	52
15.5.	Notice of Amendment, Termination or Partial Termination	52

SECTION 16 CHANGE OF CONTROL PROVISIONS		52
16.1.	Application	52
16.2.	Definition of Change of Control	52
16.3.	Definition of Affiliate	53
16.4.	Vesting upon Involuntary Termination	53
16.5.	Construction	54

SUPPLEMENTS

INDEX OF DEFINED TERMS

Defined Term	Section
Access System	1.9
Accounting Date	1.5
Accounts	8.1
Acquired Securities	6.7	(b)(ii)
Administrative Committee	1.3
ADP Test	9.5
Affiliate	16.3
After-Tax Account	8.1	(d)
After-Tax Contributions	4.2
Altria Group	3.4
Altria Group Common Stock	6.1	(b)
Altria Group Stock Fund	6.1	(b)
Annual Additions	9.3
Applicable Disaster Date	11.8	(c)(ii)
Before-Tax Account	8.1	(c)
Before-Tax Contributions	4.1
Beneficiary	12.5
Change of Control	16.2
Code	1.1
Committees	1.3
Company	1.1
Compensation	9.2
Computation Period	3.1	(b)
Deferral Percentage	9.5
Distribution Date	12.1	(c)
Effective Date	1.1
Effective Time	1.1
Eligible Compensation	4.6
Employer Common Stock	6.1
Employers	1.2
ERISA	1.3
ESOP Fund	1.3
Excess Contributions	9.6	(b)
Ex-dividend Date	6.5	(b)
Executive Vice President, Chief Financial Officer	7.1
Executive Vice President, Human Resources	14.1
Fund	1.3
Hardship	11.3
Highly Compensated	9.7
Highly Compensated Group Deferral Percentage	9.5
Hour of Service	3.2
Investment Committee	1.3
Investment Funds	6.1

v

Investment Manager	6.1
KFGI Common Stock	6.1	(d)
KFGI Stock Fund	6.1	(d)
Kraft Basic Account	8.1	(b)
Kraft Basic Contribution	5.2
Kraft Foods	1.1
Kraft Foods Common Stock	6.1	(a)
Kraft Foods Stock Fund	6.1	(a)
Leased Employee	2.5
Loan Account	6.1
Matching Account	8.1	(a)
Matching Contribution	5.1
Maternity or Paternity Absence	3.3
MCEB	1.2
Mondelēz Global	1.1
Mondelēz International	1.1
Mondelēz International Common Stock	6.1	(a)
Mondelēz International Stock Fund	6.1	(a)
New TIP Participant	2.1
New TIP Participant Computation Period	3.1	(c)
Non-highly Compensated Group Deferral Percentage	9.5
One Year Break in Service	3.3
Parent	16.2	(a)
Participant	2.1
permanently and totally disabled	10.2
Philip Morris International Stock Fund	6.1	(c)
Plan	1.1
Plan Year	1.4
PMI	6.1	(c)
PMI Common Stock	6.1	(c)
Predecessor Employer	3.4
Prior ESOP	8.1	(a)(ii)
Profit Sharing Fund	1.3
Qualified Nonelective Contribution	8.4
Qualified Nonelective Contribution Account	8.1	(f)
Qualified Storm Damage Individual	11.8	(c)(i)
Related Company	1.2
Required Beginning Date	12.4	(c)
Rollover Account	8.1	(e)
Rollover Contribution	4.8
Section 415 Affiliate	9.3
severance from employment	10.4
Specified Common Stock	6.7	(a)
Spin Date	1.1
spouse	12.5	(b)
Subsidiary	3.4

Subparts	6.1(a), 6.1	(d)
Termination Date	10.3
Transferred Employees	1.1
Trust	1.3
Trust Agreement	1.3
Trustee	1.3
Years of Service	3.1, 10.1

KRAFT FOODS GROUP, INC. TIP PLAN

(As Amended and Restated

Effective As of September 1, 2012)

SECTION 1

General

1.1. History, Purpose and Effective Date. Kraft Foods Group, Inc. (known as Kraft Foods Global, Inc. prior to March 16, 2012 and known as Kraft Foods North America, Inc. prior to March 19, 2004) (the “Company”), a Virginia corporation maintains the Kraft Foods Group, Inc. TIP Plan (formerly known as the Kraft Foods Global, Inc. TIP Plan and before that known as the Kraft Foods North America, Inc. TIP Plan and before that known as the Kraft Foods North America, Inc. Thrift Investment Plan) (the “Plan”) to encourage eligible employees to save a portion of their earnings on a regular basis and to accumulate capital for their future economic security. The Plan, which was originally adopted effective as of October 1, 1966, as a profit sharing plan, is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and includes a cash or deferred arrangement qualified under section 401(k) of the Code. The Plan is comprised of two portions: one portion continues to be a profit sharing plan (including a cash or deferred arrangement) intended to continue to meet the requirements of sections 401(a) and 401(k) of the Code; the other portion consists of a stock bonus plan that is an employee stock ownership plan intended to meet the requirements of sections 401(a) and 4975(e)(7) of the Code. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to September 1, 2012, the “Effective Date” of the Plan as set forth herein; provided, however, that if a provision of the Plan provides for an earlier or later effective date, such provision shall be an amendment of the Plan as in effect immediately prior to such earlier or later effective date. Kraft Foods Inc. (“Kraft Foods”) intends to distribute to its shareholders its entire interest in the Company, its subsidiary. On the effective date of this distribution (the “Spin Date”), Kraft Foods will change its name to Mondelēz International, Inc. (“Mondelēz International”). The distribution will be effective at 5:00 p.m. Eastern time on the Spin Date (the “Effective Time”).

As of the close of business on the Accounting Date immediately prior to the Spin Date, the Account balances with respect to Participants who will become employed by Mondelēz International’s subsidiary, Mondelēz Global LLC (“Mondelēz Global”) or an affiliate of Mondelēz Global as of the close of business on the Spin Date (including any employee whose employment transfers from the Company or a Related Company to Mondelēz Global or an affiliate of Mondelēz Global within 90 days after the Spin Date pursuant to that certain Employee Matters Agreement between Kraft Foods and the Company) (“Transferred Employees”) will be spun off from the Plan and transferred to the Mondelēz Global LLC TIP Plan, as determined in accordance with and subject to the requirements of sections 401(a)(12) and 414(l) of the Code. The Plan shall retain the Account balances with respect to Participants who will remain employees of the Company or a Related Company as of the close of business on the Spin Date (including any employee whose employment transfers from Mondelēz Global or an affiliate of Mondelēz Global to the Company or a Related Company within 90 days after the Spin Date pursuant to that certain Employee Matters Agreement between Kraft Foods and the Company), or are former employees whose employment will have terminated prior to the close of business on the Spin Date.

1.2. Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code. The Company and each Related Company which adopts the Plan with the consent of the Management Committee for Employee Benefits (“MCEB”) are referred to below collectively as the “Employers” and individually as an “Employer.”

1.3. Plan Administration, Trust and Fiduciary Responsibility. The authority to control and manage the non-investment operations of the Plan is vested in an Administrative Committee (the “Administrative Committee”), as more fully described in subsection 14.1. Except as otherwise expressly provided herein, the Administrative Committee shall have the rights, duties and obligations of an “administrator” as that term is defined in section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and of a “plan administrator” as that term is defined in section 414(g) of the Code. The authority to control and manage the investment operations of the Plan is vested in the Benefits Investment Committee (the “Investment Committee”), as more fully described in Section 7. The Administrative Committee and the Investment Committee are collectively referred to as the “Committees”. The Committees shall be “named fiduciaries,” as described in section 402 of ERISA, with respect to their authority under the Plan. All assets of the Plan will be held, managed and controlled by one or more trustees (the “Trustee”) acting under a “Trust” established pursuant to a “Trust Agreement” which forms a part of the Plan. As of the Effective Date, the assets of the Plan are held under the Kraft Foods Group, Inc. Master Defined Contribution Trust established pursuant to the Savings Plan Master Trust Agreement between the Company, the Investment Committee and State Street Bank and Trust Company, Trustee. The Trust fund established under the Trust Agreement (the “Fund”) is comprised of the “Profit Sharing Fund” and the “ESOP Fund”. The Profit Sharing Fund consists of all the Investment Funds described in subsection 6.1 of the Plan, except the Subpart of the Kraft Foods Stock Fund (prior to the Effective Time) or the KFGI Stock Fund (at and after the Effective Time) (as described in subsection 6.1) which is designated as the ESOP Fund. The ESOP Fund consists of the Subpart of the Kraft Foods Stock Fund or the KFGI Stock Fund, as applicable, which is designated as the ESOP Fund. No contributions to the Plan of any kind shall be made to the ESOP Fund; provided, however, that intraplan transfers to the ESOP Fund shall be made in accordance with the provisions of subsection 6.5. Prior to the Effective Time, the Kraft Foods Stock Fund described in subsection 6.1 of the Plan (including the Subpart thereof designated as the ESOP Fund) is designed to invest solely in qualifying employer securities (within the meaning of section 409(l) and 4975(e)(8) of the Code), except for cash reserves for the purposes set forth in subsection 6.1. At and after the Effective Time, and pursuant to the spin-off of the Company from Kraft Foods, the KFGI Stock Fund (including the Subpart thereof designated as the ESOP Fund) is designed to invest solely in such qualifying employer securities. For this purpose, the term “qualifying employer securities” means common stock of the Employer or a Related Company which is readily tradeable on an established securities market.

1.4. Plan Year. The term “Plan Year” means the twelve-consecutive-month period beginning on each January 1 and ending on the following December 31.

1.5. Accounting Dates. The term “Accounting Date” means each business day as determined by the Administrative Committee in its sole discretion.

1.6. Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.7. Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8. Notices. Any notice or document required to be filed with a Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the applicable Committee (or its delegate), in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

1.9. Form of Election and Signature. Unless otherwise specified herein, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing or shall be given by means of such interactive telephone system or Internet connection as the Administrative Committee may designate from time to time as the vehicle(s) for executing regular transactions under the Plan (referred to generally herein as the “Access System”). Each Participant shall have a password for purposes of executing transactions through the Access System, and entry by a Participant of his password shall constitute his valid signature for purposes of any transaction the Administrative Committee determines should be executed by means of the Access System, including but not limited to enrolling in the Plan, electing contribution rates, making investment choices, executing loan documents, and consenting to a withdrawal or distribution. Any election made through the Access System shall be considered submitted to the Administrative Committee on the date it is electronically transmitted.

1.10. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.11. Action by Employers. Any action required or permitted to be taken by any Employer which is a corporation shall be by resolution of its Board of Directors or a duly authorized committee thereof, or by a duly authorized officer of the Employer. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

1.12. Plan Supplements. The provisions of the Plan as applied to any Employer or any group of employees of any Employer may be modified or supplemented from time to time by the Company or MCEB by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

1.13. Defined Terms. Terms used frequently with the same meaning are defined throughout the Plan in boldface. The Index of Defined Terms contains an alphabetical listing of all such terms and the subsections in which they are defined.

1.14. Compliance With USERRA. Notwithstanding any provisions of the Plan to the contrary, contributions and benefits with respect to qualified military service will be provided in accordance with section 414(u) of the Code. In addition to any contributions and benefits provided with respect qualified military service under the preceding sentence of this subsection 1.14, the surviving spouse or other Beneficiaries of a Participant who dies while performing qualified military service (as defined in section 414(u) of the Code) shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.

1.15. Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Company in its sole and exclusive judgment in its settlor capacity, such provision shall be considered ambiguous and shall be interpreted by the Administrative Committee, or any member or delegate exercising Administrative Committee responsibilities and powers under subsection 14.2, in a fashion consistent with its intended meaning, as determined by the Company in its sole discretion in its settlor capacity. The Company or MCEB may amend the Plan retroactively to reflect the intended meaning of such provision. This subsection may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by the Administrative Committee or any member or delegate exercising Administrative Committee responsibilities and powers.

SECTION 2

Participation in Plan

2.1. Eligibility for Participation. Subject to the provisions of subsection 2.6 and subsection 5.2, participation in the Plan is voluntary. An eligible employee who elects to participate (or who is deemed to elect to participate pursuant to subsection 2.6) or who receives an allocation of a Kraft Basic Contribution (as described in subsection 5.2) (in each case, a “Participant”) shall commence participation on the date determined under subsection 2.2. Subject to the conditions and limitations of the Plan, each individual who was a Participant in the Plan immediately prior to the Effective Date will continue as such on and after that date, and each other employee of an Employer who was not a Participant immediately prior to the Effective Date will be eligible to participate in the Plan on the date he meets the following eligibility requirements:

(a)	he has completed one Year of Service (as defined in subsection 3.1) (or six months of Service as described in Section 3.1(c) in the case of a New TIP Participant as defined below) or such lesser period of service as may be required for participation in the Plan by the applicable Supplement or collective bargaining agreement pursuant to which participation has been extended to such employee;

(b)	contributions are not being made on his behalf to another defined contribution plan intended to be qualified under section 401(a) of the Code that is sponsored by an Employer or a Related Company;

(c)	he is a member of a collective bargaining unit as to which retirement benefits have been the subject of good faith bargaining, and the Plan has been extended to the collective bargaining unit under a currently effective collective bargaining agreement; and

(d)	he does not perform services for an Employer under a contract, agreement or arrangement that purports to treat him as either an independent contractor or the employee of a leasing organization, agency, vendor or any other third-party, even if he is subsequently determined (by judicial action or otherwise) to have instead been a common law employee of such Employer.

Notwithstanding any provision of this subsection 2.1 to the contrary, if an individual is employed or reemployed by an Employer on or after the date on which he first meets the requirements of this subsection 2.1, he shall be eligible to participate in the Plan on the first day on which he meets the requirements of paragraphs (b), (c) and (d) of this subsection 2.1.

A Participant is a “New TIP Participant” for any Plan Year if he (i) meets the eligibility requirements of this subsection 2.1 in such year, (ii) is covered by a collective bargaining agreement pursuant to which participation as a New TIP Participant under the enhanced Plan design has been negotiated, and (iii) was not employed by an Employer or Related Company at any time prior to the date on which the applicable bargaining agreement extending such participation becomes effective. A Participant who (i) was employed by an Employer or Related Company prior to the effective date of the applicable bargaining agreement pursuant to which participation as a New TIP Participant has been negotiated, (ii) terminates employment, and (iii) is subsequently reemployed by an Employer as an eligible employee who is covered by the collective bargaining agreement pursuant to which participation as a New TIP Participant has been negotiated, shall be considered a New TIP Participant with respect to his period of service after such reemployment unless the period of service after such reemployment is bridged with a period of service that includes service before the effective date of the applicable bargaining agreement (taking into account any period of service previously bridged). For this purpose, a period of service beginning after a period of a break in service shall be bridged with a period of service earned prior to such break only if such break in service spans less than 31 consecutive days.

Notwithstanding anything herein to the contrary, Transferred Employees shall cease to be Participants and, if applicable, New TIP Participants, on the Spin Date.

2.2. Commencement of Participation. Except to the extent otherwise provided in subsection 2.6 and subsection 5.2, each employee eligible to participate in the Plan is required to make an election to participate prior to his commencement of participation in the Plan. An eligible employee may elect to commence participation in the Plan on the first day following the date he has satisfied the eligibility requirements set forth in subsection 2.1. If an eligible employee does not properly elect to commence participation on such date, and is not deemed to elect to commence participation pursuant to subsection 2.6, he may commence participation on any day thereafter provided that he is then an eligible employee. An eligible employee who is a New TIP Participant (as defined in subsection 2.1 above) shall commence participation on the date as of which a Kraft Basic Contribution is allocated to his Account (as defined in Section 8), if earlier than the date otherwise determined in accordance with this subsection 2.2.

2.3. Inactive Participation. If an individual ceases to meet the eligibility requirements of subsection 2.1, such individual shall be considered an inactive Participant in the Plan as long as any amount is credited to his Account under the Plan, and:

(a)	no contributions shall be made by or for him under Section 4 or Section 5;

(b)	he may not obtain a loan after he has ceased to be an employee of an Employer or a Related Company, unless he otherwise is a “party in interest” with respect to the Plan (as such term is defined in section 3(14) of ERISA); and

(c)	he may not make a withdrawal under Section 11 after he ceases to be an employee of an Employer or a Related Company except as specifically provided by subsection 11.6 (relating to withdrawals of cash dividends attributable to the ESOP Fund).

2.4. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

2.5. Leased Employees. If a person satisfies the requirements of section 414(n) of the Code and applicable Treasury regulations for treatment as a “Leased Employee”, such Leased Employee shall not be eligible to participate in this Plan but, to the extent required by section 414(n) of the Code and applicable Treasury regulations, such person shall be treated as if the services performed by him in such capacity were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited for any period during which not more than 20% of the non-Highly Compensated workforce of the Employers and the Related Companies consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a non-integrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code. For purposes of this subsection 2.5, “Highly Compensated” shall have the meaning set forth in subsection 9.7.

2.6. Automatic Enrollment.

(a)	Effective as of February 1, 2008, each individual who becomes employed or reemployed by an Employer on or after that date and who satisfies the requirements of subsection 2.1 shall be deemed to have elected to participate in the Plan effective as of the earliest date permitted under subsection 2.2 or as otherwise determined in accordance with uniform procedures established by the Administrative Committee, unless he files a timely election not to participate in the Plan in accordance with such procedures.

(b)	Each eligible employee shall be provided a notice which explains the employee’s rights with respect to deemed contribution elections, including information concerning the level of Before-Tax Contributions which will be made on the employee’s behalf if the employee does not make an affirmative election, the level of Matching Contributions that will be made under subsection 5.1, the employee’s right to make an affirmative election not to have Before-Tax Contributions made on his behalf or to have such contributions made at a different rate, how contributions made pursuant to a deemed contribution election will be invested in the absence of an affirmative investment election by the employee and such other information as is required by applicable regulations. Such notice shall be provided in sufficient time to allow the employee a reasonable period after receipt of the notice and before the first Before-Tax Contributions are made to the Plan on his behalf pursuant to a deemed contribution election to make the affirmative elections described in this paragraph (b). Any notice provided pursuant to this paragraph (b) shall be in writing or in such other form as may be permitted in applicable regulations.

(c)	Subject to the conditions and limitations of the Plan and such rules as the Administrative Committee may establish, effective with the first payroll period beginning after each April 1, commencing with April 1 of the calendar year following the calendar year in which contributions pursuant to a deemed contribution election are first made with respect to a New TIP Participant, the New TIP Participant shall be deemed to elect to have his Before-Tax Contribution rate automatically increase by 1 percent (1%) annually, up to a maximum of 6 percent (6%) of his Eligible Compensation, unless he elects otherwise in accordance with rules established by the Administrative Committee. Each affected New TIP Participant shall be provided a notice which explains his rights with respect to such rate increase and the additional information described in subsection 2.6(b) and a reasonable period of time after receipt of such notice and before such increase takes effect to make an affirmative election. If the New TIP Participant makes an affirmative election not to have his Before-Tax Contribution rate increased as of April of any calendar year, the rate of Before Tax Contributions in effect immediately prior to such scheduled increase shall continue in effect until the Participant makes an affirmative election to change, discontinue or resume contributions or until his contribution rate is automatically increased at the next following April.

(d)	Any notice provided pursuant to this subsection 2.6 shall be in writing or such other form as may be permitted in applicable regulations.

(e)	Subject to paragraph (c) above and paragraph (f) next below, a deemed contribution election shall cease to apply if an eligible employee makes an affirmative election either not to have Before-Tax Contributions made to the Plan on his behalf or to have such contributions made to the Plan at a rate specified by the employee in such affirmative election. Such affirmative election shall be effective, in accordance with uniform procedures established by the Administrative Committee, as soon as practicable after it is made (but not retroactively).

(f)	If an employee terminates employment with the Employers (whether before, on or after February 1, 2008) and is subsequently reemployed after February 1, 2008 as an eligible employee, the foregoing provisions of this subsection 2.6 shall apply to such employee as though he were a new employee.

SECTION 3

Service

3.1. Years of Service. For purposes of Section 2, an employee’s “Years of Service” means:

(a)	With respect to any full-time employee, the aggregate of all time periods commencing on the employee’s first day of employment or reemployment and ending on the day he commences a One Year Break in Service (as defined in subsection 3.3). An employee’s first day of employment or reemployment is the first day for which he is credited with an Hour of Service (as defined in subsection 3.2).

(b)	With respect to any part-time or seasonal employee (other than a New TIP Participant or any other Participant for which a different Computation Period is described in an applicable Supplement), each Computation Period (as defined below) during which he completes at least 1,000 Hours of Service. A “Computation Period” is the initial 12-consecutive-month period commencing on the date an employee is first credited with an Hour of Service, and each Plan Year commencing with the first Plan Year which begins on or after the date he is first credited with an Hour of Service. An individual who completes 1,000 Hours of Service during his first Computation Period will be eligible to begin participating in the Plan on the day following the end of such Computation Period; an individual who first completes 1,000 Hours of Service in a subsequent Computation Period will be eligible to begin participating in the Plan on the day following the day in which he worked his 1,000th Hour of Service.

(c)	With respect to any part-time or seasonal employee who is a New TIP Participant described in subsection 2.1 above, each New TIP Participant Computation Period (as defined below) during which he completes at least 500 Hours of Service. A “New TIP Participant Computation Period” is a 6-consecutive-month period. An individual who completes 500 Hours of Service during his first Computation Period will be eligible to begin participating in the Plan on the day following the end of such Computation Period; an individual who first completes 500 Hours of Service in a subsequent Computation Period will be eligible to begin participating in the Plan on the day following the day in which he worked his 500th Hour of Service.

For purposes of this subsection 3.1, a “full-time employee” is an employee who is regularly scheduled to work at least 1,000 hours in a calendar year, and a “part-time or seasonal employee” is an employee who is scheduled to work for fewer than 1,000 hours in a calendar year.

3.2. Hour of Service. The term “Hour of Service” means, with respect to any employee, each hour for which he is paid or entitled to payment for the performance of duties for an Employer or a Related Company or for which back pay, irrespective of mitigation of damages, has been awarded to the employee or agreed to by an Employer or a Related Company, subject to the following:

(a)	An employee or Participant shall be credited with the number of regularly scheduled working hours included in the time period on the basis of which payment to the employee is calculated (or, if the number of such hours is not determinable, 8 Hours of Service per day (to a maximum of 40 Hours of Service per week)) for any period during which he performs no duties for an Employer or a Related Company (irrespective of whether the employment relationship has terminated) by reason of a vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, leave of absence or salary continuation period pursuant to a severance plan of (or severance agreement with) his Employer or a Related Company, but for which he is directly or indirectly paid or entitled to payment by an Employer or a Related Company. Payments considered for purposes of the foregoing sentence shall include payments unrelated to the length of the period during which no duties are performed but shall not include payments made solely as reimbursement for medically related expenses or solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws.

(b)	Hours of Service shall be calculated and credited pursuant to Department of Labor Regulation section 2530.200b-2, which is incorporated herein by reference.

3.3. One Year Break in Service. Except with respect to an employee whose absence from employment constitutes a Maternity or Paternity Absence, an approved leave of absence, qualified military service, compensable physical disability incurred during employment service or a salary continuation period (as described below), the term “One Year Break in Service” means the 12-consecutive-month period commencing on the earlier of

(a)	the day an employee’s employment with the Employers and Related Companies is terminated for any reason, or

(b)	in the event an employee remains absent from service with the Employers and Related Companies for any reason other than a quit, retirement, discharge or death, the first anniversary of the first day of such period of absence, if he is not paid or entitled to payment for the performance of duties for an Employer or a Related Company during that 12-consecutive-month period. An employee or Participant who is absent on an approved leave of absence for a period shorter than 12 months will commence a One Year Break in Service on the date of his scheduled return to work if he does not in fact return to work at the expiration of such leave. An employee or Participant who is absent on an approved leave of absence for a period of 12 months or more will commence a One Year Break in Service on the first anniversary of the first day of such leave if he does not return to work at the scheduled expiration of such leave. An individual who is absent because of service in the U.S. Armed Forces will begin a One Year Break in Service on the 91st day following his discharge from military service, if he does not return to work within 90 days of such discharge. With respect to an individual whose absence from employment constitutes a Maternity or Paternity Absence, a One Year Break in Service will commence on the second anniversary of the first day of such absence, and the period between the first and second anniversaries of the first day of a Maternity or Paternity Absence shall not constitute a Year of Service. The term “Maternity or Paternity Absence” means an employee’s or Participant’s absence from work because of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Administrative Committee may require the employee or Participant to furnish such information as it considers necessary to establish that such individual’s absence was a Maternity or Paternity Absence. If a Participant is credited with Hours of Service under subsection 3.2 for a salary continuation period pursuant to a severance plan or severance agreement with his Employer or a Related Company, a One Year Break in Service with respect to such Participant shall not begin until the completion of such salary continuation period. With respect to an individual whose absence from employment is on account of a compensable physical disability incurred during employment service, each year of such absence shall not constitute a One Year Break in Service if such individual recommences employment service within 30 days after the termination of the period for which statutory compensation for such disability was payable, or if such individual attains age 65 while on paid disability leave.

3.4. Service With Altria Group Affiliates and Predecessor Employers. For purposes of Section 3 and subsection 10.1, service with a Subsidiary or a Predecessor Employer shall be counted in the same manner as if such entity were a Related Company. A “Subsidiary” is any corporation during any period that Altria Group, Inc. (“Altria Group”) is a Related Company and owns (directly or indirectly) more than 50% of such corporation’s outstanding voting stock. “Predecessor Employer” means a corporation or business which has been merged into or consolidated with, or all or substantially all of its assets acquired by, a Related Company or a Subsidiary.

SECTION 4

Before-Tax, After-Tax and Rollover Contributions

4.1. Before-Tax Contributions. Subject to the terms and conditions of the Plan, each Participant may elect as follows:

(a)	Subject to the limitations set forth in subsections 4.3 and 4.7 and Section 9 and such additional rules as the Administrative Committee may establish on a uniform and nondiscriminatory basis, for any payroll period, a Participant may elect to have his salary or wages from his Employer reduced by a whole percentage, and a corresponding amount contributed on his behalf to the Profit Sharing Fund by his Employer as a “Before-Tax Contribution.” Unless a different percentage is set forth in an applicable Supplement or a governing collective bargaining agreement, such amount shall not be less than 1 percent nor more than 16 percent of his Eligible Compensation (as defined in subsection 4.6) for that payroll period. Subject to the provisions of subsection 4.5, each eligible employee who becomes a Participant pursuant to subsection 2.6 (relating to automatic enrollment) shall be deemed to have elected to have Before-Tax Contributions made to the Plan on his behalf in an amount equal to 2 percent of his Eligible Compensation. Any affirmative election made by a Participant pursuant to this subsection 4.1 shall be effective as soon as practicable after it is made in accordance with the applicable Access System procedures or other procedures approved by the Administrative Committee.

(b)	Each Participant who is eligible to make Before-Tax Contributions under this Plan for any Plan Year pursuant to paragraph (a) next above and who has attained age 50 before the close of such Plan Year shall be eligible to make, in addition to the Before-Tax Contributions described in paragraph (a) next above, “catch-up” Before-Tax Contributions in accordance with, and subject to the limitations of, section 414(v) of the Code and such additional rules as the Company may establish on a uniform and nondiscriminatory basis. Such catch-up Before-Tax Contributions shall not be taken into account for purposes of the limitations on Before-Tax Contributions described in paragraph (a) next above, subsection 4.3 or any Supplement or for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of sections 401(k)(3), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up Before-Tax Contributions.

4.2. After-Tax Contributions. Subject to the limitations set forth in subsections 4.3 and 4.7 and Section 9 and such additional rules as the Administrative Committee may establish on a uniform and nondiscriminatory basis, for any payroll period a Participant may elect to make “After-Tax Contributions” to the Profit Sharing Fund through payroll deduction. Unless a different percentage is set forth in an applicable Supplement or a governing collective bargaining agreement, such amount shall not be less than 1 percent nor more than 16 percent of his Eligible Compensation (as defined in subsection 4.6 below) for that payroll period. Any election pursuant to this subsection 4.2 shall be effective as soon as practicable after it is made in accordance with the applicable Access System procedures or other procedures approved by the Administrative Committee.

4.3. Total Before-Tax and After-Tax Contributions. Notwithstanding the foregoing provisions of this Section 4, for any payroll period, the Before-Tax Contributions made on behalf of a Participant pursuant to subsection 4.1 and After-Tax Contributions made by such Participant pursuant to subsection 4.2 may not together exceed 16 percent of his Eligible Compensation (as defined in subsection 4.6 below) for such payroll period.

4.4. Payment of Before-Tax and After-Tax Contributions. Before-Tax Contributions and After-Tax Contributions shall be made through periodic payroll deductions and shall be paid to the Trustee by the Employer for deposit in the Profit Sharing Fund on the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets, but not later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant.

4.5. Modification, Discontinuance and Resumption of Before-Tax or After-Tax Contributions. Subject to such rules and restrictions as the Administrative Committee may establish on a uniform and nondiscriminatory basis, a Participant may adjust his Before-Tax and/or After-Tax Contributions prospectively by entering into the Access System, prior to the time such change is to be effective, an affirmative election to make any of the changes listed below:

(a)	change his Before-Tax and/or After-Tax Contribution rates within the limits specified above.

(b)	discontinue making Before-Tax and/or After-Tax Contributions; or

(c)	resume making Before-Tax and/or After-Tax Contributions.

4.6. Eligible Compensation. Except as otherwise provided in an applicable Supplement, a Participant’s “Eligible Compensation” for any Plan Year shall mean his wages, overtime, shift differential pay, vacation pay, sick pay, holiday pay and other forms of cash compensation that are includible on the Participant’s Federal income tax form W-2 with respect to the Participant’s periods of active participation in the Plan, plus any amounts contributed by an Employer pursuant to a salary reduction agreement and which are not includable in gross income under section 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code, and excluding any bonus payments. In accordance with Code section 414(u), and consistent with past practice, Eligible Compensation under the Plan or any applicable Supplement shall include any differential wage payment (within the meaning of Code section 3401(h)(2)) made by the Employer to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code section 414(u)(5)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer.

4.7. Limitation on Compensation Taken Into Account For Any Plan Year. Notwithstanding any other provision of the Plan to the contrary except subsection 4.1(b), once a Participant or employee has earned Eligible Compensation at the maximum level permitted for a Plan Year under section 401(a)(17) of the Code, such Participant’s or employee’s active participation in the Plan for the remainder of such Plan Year shall cease regardless of whether he has taken maximum advantage of the contributions permitted under Sections 4 and 5 up to that point in the Plan Year.

4.8. Rollover Contributions. A Participant or an employee who meets the eligibility requirements of subsection 2.1 (without regard to paragraph (a) thereof) may make a Rollover Contribution (as defined below) to the Profit Sharing Fund, subject to the determination of the Administrative Committee that such rollover satisfies the requirements of this subsection 4.8. Before approving a rollover, the Administrative Committee may request from the Participant or employee any documents or opinion of counsel which the Administrative Committee, in its discretion, deems necessary. If an individual becomes an employee of an Employer in connection with a business transaction involving the Employer, the Administrative Committee, in its discretion, may permit such employee to make a direct rollover (within the meaning of Code section 401(a)(31)), of a promissory note or other evidence of an outstanding loan made to such employee under a prior employer’s qualified plan, upon such terms and conditions as the Administrative Committee deems appropriate. The Administrative Committee’s approval, if any, of a Rollover Contribution of an outstanding loan with respect to one or more employees affected by a business transaction shall apply on a uniform and nondiscriminatory basis to all individuals affected by such transaction, but shall not require the Administrative Committee to approve such rollovers with respect to any other transaction. The term “Rollover Contribution” means a rollover contribution to the Profit Sharing Fund of all or part of a distribution which, under applicable provisions of the Code, is permitted to be rolled over to a qualified plan, except that, in no event shall the Plan accept a Rollover Contribution of amounts that (i) would otherwise be excludible from a Participant’s gross income, or (ii) are distributed from an individual retirement account or annuity unless such amount was distributed from an individual retirement account or annuity in which the entire amount or value thereof is attributable to a rollover contribution from a qualified plan described in Section 401(a) of the Code.If an employee who is not otherwise a Participant makes a Rollover Contribution to the Plan, he shall be treated as a Participant only with respect to his Rollover Account (defined in subsection 8.1) until he has met all of the requirements for Plan participation set forth in subsections 2.1 and 2.2.

SECTION 5

Matching Contributions

5.1. Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 and the terms of any applicable Supplement, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each Participant employed by such Employer an amount equal to that percentage, if any, specified in the applicable Supplement or a governing collective bargaining agreement of the Before-Tax and After-Tax Contributions (or any portion thereof specified in the applicable Supplement or a governing collective bargaining agreement) made by or on behalf of the Participant for such payroll period. Any contribution made pursuant to this subsection 5.1 shall be referred to hereinafter as a “Matching Contribution”. Matching Contributions shall not be made with respect to catch-up Before-Tax Contributions.

5.2. Kraft Basic Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 and the terms of any applicable Supplement, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each New TIP Participant employed by such Employer during that payroll period an amount equal to 3 percent of the Participant’s Eligible Compensation (as defined in subsection 4.6) for such payroll period. Any contribution made pursuant to this subsection 5.2 shall be referred to hereinafter as a “Kraft Basic Contribution”.

5.3. Limitations on Amount of Employer Contributions. Except as otherwise specifically provided in Section 13, in no event shall the sum of any Before-Tax Contributions, Matching Contributions and Kraft Basic Contributions made by an Employer for any Plan Year exceed the limitations imposed by section 404 of the Code on the maximum amount deductible on account thereof by the Employer for that year.

5.4. Payment of Employer Contributions. Matching Contributions and Kraft Basic Contributions to the Profit Sharing Fund for any Plan Year shall be paid to the Trustee for deposit in the Profit Sharing Fund, without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof.

SECTION 6

Investment of the Trust Fund

6.1. Investment Funds and Loan Account. The Investment Committee shall establish and cause the Trustee to maintain a “Loan Account” to reflect any loans to Participants pursuant to subsection 11.1 and the following “Investment Funds” for the investment of Participants’ Accounts in the Fund:

(a)	a “Kraft Foods Stock Fund” (which, effective as of the Effective Time, shall be renamed the “Mondelēz International Stock Fund”), a fund consisting of two “Subparts”: a fund forming part of the Profit Sharing Fund and invested in Class A common stock of Kraft Foods (“Kraft Foods Common Stock”) prior to the Effective Time, and common stock of Mondelēz International at and after the Effective Time (“Mondelēz International Common Stock”); and a fund designated as forming part of the ESOP Fund and invested in Kraft Foods Common Stock, a qualifying employer security within the meaning of sections 4975(e)(8) and 409(l) of the Code. Effective at and after the Effective Time, no portion of the Mondelēz International Stock Fund shall form part of the ESOP Fund. Notwithstanding any other provisions of the Plan, the Mondelēz International Stock Fund shall be closed to new investments (including contributions, loan repayments, dividends and transfers from other Investment Funds) effective as of the Effective Time. The Kraft Foods Stock Fund (and, effective as of the Effective Time, the Mondelēz International Stock Fund) shall be invested solely in Kraft Foods Common Stock (and, effective as of the Effective Time, Mondelēz International Common Stock), except for cash reserves held solely as needed for administrative purposes. Kraft Foods Common Stock for either Subpart may be purchased prior to the Effective Time at its then fair market value on the open market or by private purchase (other than from Kraft Foods). Notwithstanding any other provisions of the Plan, the Mondelēz International Stock Fund shall be removed as an Investment Fund under the Plan effective as of the close of business on June 30, 2014.

(b)	an “Altria Group Stock Fund,” a fund which forms part of the Profit Sharing Fund and is invested in common stock of Altria Group (“Altria Group Common Stock”); provided, however, that notwithstanding any other provisions of the Plan, the Altria Group Stock Fund is closed to new investments (including contributions, loan repayments, dividends and transfers from other Investment Funds). The Altria Group Stock Fund shall be invested solely in Altria Group Common Stock, except for cash reserves held solely as needed for administrative purposes. Notwithstanding any other provisions of the Plan, the Altria Group Stock Fund shall be removed as an Investment Fund under the Plan effective as of the close of business on June 30, 2014.

(c)	a “Philip Morris International Stock Fund,” a fund which forms part of the Profit Sharing Fund and is invested in common stock of Philip Morris International Inc. (such company being referred to below as “PMI” and its common stock referred to as “PMI Common Stock”) received by the Plan as a result of the distribution by Altria Group, on March 28, 2008, of all shares of PMI owned by Altria Group to Altria Group’s shareholders. The Philip Morris International Stock Fund shall be invested solely in shares of PMI Common Stock, except for cash reserves held solely as needed for administrative purposes. The Philip Morris International Stock Fund is closed to new investments (including contributions, loan repayments, dividends and transfers from other Investment Funds) from and after its inception. Notwithstanding any other provisions of the Plan, the Philip Morris International Stock Fund shall be removed as an Investment Fund under the Plan effective as of the close of business on June 30, 2014.

(d)	effective as of the Effective Time, a “KFGI Stock Fund,” a fund consisting of two “Subparts”: a fund forming part of the Profit Sharing Fund and invested in common stock of the Company (“KFGI Common Stock”) and a fund designated as forming part of the ESOP Fund and invested in KFGI Common Stock, a qualifying employer security within the meaning of sections 4975(e)(8) and 409(l) of the Code. The KFGI Stock Fund shall be invested solely in KFGI Common Stock, except for cash reserves held solely as needed for administrative purposes. KFGI Common Stock for either Subpart may be purchased at its then fair market value on the open market or by private purchase (other than from the Company).

(e)	three or more other Investment Funds designated by the Investment Committee and forming part of the Profit Sharing Fund.

Kraft Foods Common Stock (prior to the Effective Time) and KFGI Common Stock (at and after the Effective Time) (referred to, as applicable, as “Employer Common Stock”) sold to the Trustee for purposes of the Plan may be reacquired. The Trustee shall purchase shares of Employer Common Stock invested in the Kraft Foods Stock Fund (prior to the Effective Time) and the KFGI Stock Fund (at and after the Effective Time) pursuant to a non-discretionary purchasing program pursuant to the terms of the Trust Agreement. The Trustee may retain Employer Common Stock, Altria Group Common Stock, PMI Common Stock and, effective as of the Effective Time, Mondelēz International Common Stock invested in the Kraft Foods Stock Fund or the KFGI Stock Fund, as applicable, the Altria Group Stock Fund, the Philip Morris International Stock Fund and the Mondelēz International Stock Fund, respectively, regardless of market fluctuation and, in the normal course, shall sell such shares only upon the direction of

Participants or Beneficiaries or to otherwise meet the administrative and distribution requirements of the Plan. Subject to the provisions of this subsection 6.1, the Investment Committee in its discretion may add additional Investment Funds, may delete any Investment Fund or may change the investment strategy of any Investment Fund without prior notice to Participants, subject to the following:

(i)	no Investment Fund or Subpart thereof shall be designated as forming a part of the ESOP Fund unless it is invested solely in qualifying employer securities (within the meaning of sections 409(l) and 4975(e)(8) of the Code), except for cash reserves held solely as needed for administrative purposes and pending the distribution from that Subpart of dividends (but not any earnings thereon) from shares of Employer Common Stock to those Participants and Beneficiaries who have elected to have the dividend paid to them rather than reinvested in additional shares of such Employer Common Stock (or in units representing such shares); and

(ii)	no investment fund maintained under the Plan, other than the Kraft Foods Stock Fund or the Mondelēz International Stock Fund, as applicable, the Altria Group Stock Fund, the Philip Morris International Stock Fund and the KFGI Stock Fund, shall be invested primarily in the equity securities of a single corporation.

The Investment Committee (or an “investment manager” as that term is defined in section 3(38) of ERISA (“Investment Manager”)) may, in its sole discretion, keep any portion of an Investment Fund in cash or short-term investments (including a commingled fund of the Trustee) for liquidity purposes, pending the selection and purchase of permanent investments for such Investment Fund; provided, however, that cash balances shall only be maintained in the Kraft Foods Stock Fund (and, effective as of the Effective Time, the Mondelēz International Stock Fund), the Altria Group Stock Fund, the Philip Morris International Stock Fund and the KFGI Stock Fund as needed for administrative purposes. Any earnings on the investment of dividends on shares of Employer Common Stock held in the Subpart of an Investment Fund designated as forming part of the ESOP Fund shall be allocated to the Account of Participants or Beneficiaries based on the Account’s share of such dividends and shall be invested in additional shares of Employer Common Stock (or in units representing such shares) to be held in the applicable Subpart designated as forming part of the ESOP Fund. Notwithstanding any provision of the Plan to the contrary, the balance of a Participant’s Accounts which is invested in the Mondelēz International Stock Fund, the Altria Group Stock Fund or the Phillip Morris International Stock Fund as of the close of business on June 30, 2014 shall be transferred to the default Investment Fund designated by the Investment Committee under the Plan.

6.2. Loan Account and Investment Fund Accounting. The Administrative Committee shall maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds (or Subpart thereof) and in the Loan Account to separately reflect his interests in each such fund or Subpart or in the Loan Account and the portion thereof that is attributable to each of his Accounts.

6.3. Investment Fund Elections. At the time that a Participant is enrolled in the Plan he may specify the percentage of contributions subsequently credited to his Accounts that are to be initially invested in each of the Investment Funds in the Profit Sharing Fund (but not in the ESOP Fund) in accordance with uniform rules established by the Administrative Committee from time to time; provided, however, that no new contributions may be invested in the Altria Group Stock Fund, the Philip Morris International Stock Fund or, effective as of the Effective Time, the Mondelēz International Stock Fund. Any such investment direction shall be deemed to be a continuing direction until changed. During any period in which no such direction has been given in accordance with the rules established by the Administrative Committee or during any period that a direction may not be given effect for any reason, contributions credited to a Participant’s Accounts shall be invested in the Investment Funds in the Profit Sharing Fund as determined by the Investment Committee. A Participant may modify his investment direction prospectively by entering into the Access System his election to do so prior to the effective time of the change in accordance with uniform rules established by the Administrative Committee; provided, however, that a Participant shall not be permitted to direct the initial investment of future contributions in the ESOP Fund, the Altria Group Stock Fund, the Philip Morris International Stock Fund or, effective as of the Effective Time, the Mondelēz International Stock Fund. Notwithstanding any provision of the Plan to the contrary, a Participant’s contributions at and after the Effective Time that would otherwise have been invested in the Mondelēz International Stock Fund pursuant to an investment direction that is in effect immediately prior to the Effective Time shall be invested in the default Investment Fund designated by the Investment Committee under the Plan until any such investment direction is modified in accordance with this subsection 6.3.

6.4. Transfers Between Investment Funds. Subject to uniform rules established by the Administrative Committee from time to time, each Participant may elect to transfer prospectively the value of his Accounts held in any Investment Fund forming part of the Profit Sharing Fund to any other Investment Fund forming part of the Profit Sharing Fund (other than the Altria Group Stock Fund, the Philip Morris International Stock Fund and, effective as of the Effective Time, the Mondelēz International Stock Fund). Subject to such uniform rules, each Participant may elect to transfer prospectively the value of his Accounts held in any Subpart of an Investment Fund designated as forming part of the ESOP Fund to any Investment Fund (or Subpart thereof) forming part of the Profit Sharing Fund (other than the Altria Group Stock Fund, the Philip Morris International Stock Fund or, effective as of the Effective Time, the Mondelēz International Stock Fund); provided, however, that a Participant may not transfer the value of his Accounts held in the Subpart of an Investment Fund designated as forming a part of the ESOP Fund to the Subpart of such Investment Fund forming part of the Profit Sharing Fund. Any such election shall be made by entering it into the Access System prior to the time it is to be effective in accordance with uniform rules established by the Administrative Committee. Notwithstanding the foregoing, if a Participant terminates employment before he is fully vested in his Accounts, and forfeiture of the non-vested portion of his Accounts is delayed pending distribution of the vested portion, such non-vested portion shall be invested in the Investment Funds in the Profit Sharing Fund in accordance with rules established by the Investment Committee, and such non-vested portion shall not be subject to the investment direction of the Participant.

6.5. Automatic Transfers to the ESOP Fund. Notwithstanding the foregoing provisions of this Section 6, the following provisions shall apply:

(a)	In accordance with procedures established by the Administrative Committee, all shares of Employer Common Stock (and all units representing such shares) held in the Subpart of the Kraft Foods Stock Fund (prior to the Effective Time) or the KFGI Stock Fund (at and after the Effective Time) forming part of the Profit Sharing Fund shall be transferred to that Subpart of such fund designated as forming part of the ESOP Fund as of the business day immediately preceding each applicable Ex-dividend Date (as defined below) or at such other time or times as the Administrative Committee, in its sole discretion, shall determine in order for Participants and Beneficiaries to make the election described in subsection 11.5 with respect to any dividends payable with respect to all shares of Employer Common Stock (and units representing such shares) invested in such funds.

(b)	The term “Ex-dividend Date” means the first date on which a purchaser of shares of Employer Common Stock is not entitled to receive a dividend that has been previously declared by the applicable Board of Directors. Under current industry practice, the Ex-dividend Date is three days prior to the date on which the identity of shareholders entitled to receive a dividend that has been declared is ascertained (the record date).

6.6. Independent Investment Advice. The Investment Committee, as a named fiduciary, shall be allocated the fiduciary responsibility to offer investment advice to Participants (including inactive Participants), Beneficiaries and alternate payees with respect to investment of their Accounts under the Plan. The Investment Committee shall designate an Investment Manager to render such investment advice, which Investment Manager shall acknowledge in writing to the Investment Committee that it is a fiduciary with respect to the Plan. The Investment Manager shall render such investment advice to any Participant, Beneficiary or alternate payee who requests it and who furnishes to the Investment Manager such information as it may reasonably request.

6.7. Additional Provisions Applicable to Certain Investment Funds. Notwithstanding any provision of the Plan to the contrary, the following additional rules shall apply with respect to the Altria Group Stock Fund, the Kraft Foods Stock Fund (and, effective as of the Effective Time, the Mondelēz International Stock Fund), the Philip Morris International Stock Fund and the KFGI Stock Fund maintained under the Plan:

(a)	For purposes of this subsection 6.7, the term “Specified Common Stock” shall refer to Altria Group Common Stock, Kraft Foods Common Stock or Mondelēz International Common Stock, as applicable, PMI Common Stock and KFGI Common Stock, collectively, or Altria Group Common Stock, Kraft Foods Common Stock or Mondelēz International Common Stock, as applicable, PMI Common Stock or KFGI Common Stock, separately, as the context admits.

(b)	Participants and Beneficiaries shall not have the right to direct the Trustee with respect to the exercise of tender, exchange and similar rights with respect to shares of Specified Common Stock (or units representing such shares) held in the applicable fund except to the extent specifically provided by the terms of the Trust Agreement. If a tender or exchange offer is made with respect to shares of Specified Common Stock for which Participants and Beneficiaries do not have a right to direct the Trustee under the terms of the Trust Agreement or if equity securities other than Specified Common Stock are received by the Trust as a result of a distribution to the shareholders of Specified Common Stock, the Investment Committee or an Investment Manager appointed by the Investment Committee shall have full power, authority and discretion to:

(i)	direct the tender of some, all or none of the shares of Specified Common Stock held in the applicable fund; and

(ii)	direct the sale or other disposition of any equity securities acquired by the Trust as a result of such tender or as a result of such distribution (in either case, “Acquired Securities”) in accordance with and subject to the provisions of this subsection 6.7.

(c)	Any Acquired Securities received by the Trust pursuant to paragraph (b) next above shall be retained as an asset of the fund that held the Specified Common Stock to which the Acquired Securities are attributable until such time as the Acquired Securities are sold pursuant to the following provisions of this subsection 6.7.

(d)	The proceeds of any Acquired Securities sold pursuant to paragraph (c) next above shall be reinvested in Specified Common Stock of the fund in which such Acquired Securities were held to the extent that such proceeds are not transferred out of the applicable fund pursuant to Participants’ and Beneficiaries’ investment elections and requests for distributions, withdrawals and Participant loans or used for cash reserves needed for administrative purposes.

(e)

Although the Investment Committee (or, to the extent applicable, the Investment Manager appointed by the Investment Committee pursuant to this subsection 6.7) is expressly authorized in its absolute discretion, consistent with its fiduciary responsibilities to Participants and Beneficiaries, to cause the Trust to acquire Acquired Securities on behalf of the Plan in accordance with this subsection 6.7 and the Trust may acquire such securities as a result of a distribution to the shareholders of Specified Common Stock, the Kraft Foods Stock Fund or the Mondelēz International Stock Fund, as applicable, the Altria Group Stock Fund, the Philip Morris International Stock Fund and the KFGI Stock Fund are designed to be invested solely in Kraft Foods Common Stock or Mondelēz International Common Stock, as applicable, Altria Group Common Stock, PMI Common Stock and KFGI Common Stock, respectively (except, in each case, for cash reserves for administrative purposes). Toward that end, the Investment Committee (or, if applicable, the Investment Manager appointed by the Investment Committee)

shall cause the Trust to sell all of the Acquired Securities and reinvest the proceeds in Specified Common Stock of the fund that held such Acquired Securities (subject to Participants’ and Beneficiaries’ investment elections and requests for distributions, withdrawals and Participant loans) as soon as reasonably practicable but not more than 90 days following the event that results in the Trust’s holding the Acquired Securities unless the Investment Committee or the Investment Manager, as the case may be, determines that it would be imprudent to sell such Acquired Securities and reinvest within this time frame, in which case, the Investment Committee or the Investment Manager, whichever is applicable, shall direct the Trustee to sell the Acquired Securities and reinvest the proceeds in Specified Common Stock of the fund that held such Acquired Securities as rapidly as possible consistent with the Investment Committee’s or, to the extent applicable, the Investment Manager’s fiduciary responsibilities.

SECTION 7

Investment Committee

7.1. Investment Committee Membership and Authority. The Investment Committee referred to in subsection 1.3 shall consist of the Executive Vice President, Chief Financial Officer of Kraft Foods (effective at and after the Effective Time, the Company) (“Executive Vice President, Chief Financial Officer”) and at least three, but not more than six, additional members appointed by the Executive Vice President, Chief Financial Officer. Each member of the Investment Committee shall acknowledge in writing to the Company that he or she is a fiduciary with respect to the Plan. Except as otherwise specifically provided in this subsection 7.1, the Investment Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust Agreement:

(a)	to select, appoint or remove one or more Trustees, custodians, Investment Managers and insurance companies to handle Plan assets, and to allocate Plan assets to each of them;

(b)	to direct a Trustee with respect to the investment of an Investment Fund;

(c)	to select and appoint one or more successor Trustees and to enter into and amend a Trust Agreement with a Trustee or any successor Trustee on behalf of the Employer;

(d)	to determine the advisability of establishing or modifying the description of any Investment Fund (as defined in subsection 6.1) made available under the Plan;

(e)	to establish investment guidelines, proxy voting policies and securities trading procedures;

(f)	to monitor the investment performance of each of the Investment Funds under the Plan and the fiduciaries responsible for the investment of Plan assets;

(g)	to adopt such rules of procedure and regulations as, in its opinion, may be necessary to carry out its duties under the Plan and that are consistent with the provisions of the Plan;

(h)	to maintain and keep adequate records concerning its proceedings and acts in such form and detail as the Investment Committee may decide;

(i)	to employ agents, attorneys, investment advisors or other persons (who may also be employed by or represent the Employers) for such purposes as the Investment Committee considers necessary or desirable to discharge its duties;

(j)	to furnish the Employers, the Administrative Committee and the Trustee with such information with respect to the Plan and the Trust as may be required by them for tax or other administrative or similar purposes;

(k)	to coordinate with the Administrative Committee on establishing procedures to ensure the confidentiality of information relating to the purchase, holding and sale of interests in an Investment Fund (including both Subparts thereof) which is invested solely in Employer Common Stock (except for cash reserves held solely as needed for administrative purposes) and with respect to the exercise of voting, tender and similar rights with respect to such interests in accordance with the provisions of the Trust; and

(l)	to coordinate with the Administrative Committee and the Company (1) on providing and making available information to enable Participants and Beneficiaries to make informed investment decisions with respect to the Investment Funds maintained under the Plan, and (2) on performing such acts as are necessary or desirable to obtain the relief offered by section 404(c) of ERISA to the extent consistent with the terms of the Plan and Trust.

The certificate of a majority of the members of the Investment Committee that the Investment Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

7.2. Allocation and Delegation of Investment Committee Responsibilities and Powers. In exercising its authority to control and manage the assets of the Plan the Investment Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time. Any member or delegate exercising Investment Committee responsibilities and powers under this subsection shall periodically report to the Investment Committee on its exercise thereof and the discharge of such responsibilities. The Investment Committee, and any member or delegate exercising Investment Committee responsibilities and powers under this subsection 7.2, shall have no duty to report to the Company or its Board of Directors, or any Related Company or its Board of Directors, which in turn shall have no duty or authority to monitor the Investment Committee or any member or delegate exercising Investment Committee responsibilities and powers under this subsection 7.2. Neither the Company nor its Board of Directors shall have any duty or authority to remove any member of the Investment Committee, except insofar as it amends this Section 7 in its settlor capacity.

7.3. Exercise of Investment Committee’s Duties. Notwithstanding any other provisions of the Plan, the Investment Committee shall discharge its duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

(a)	for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

7.4. Remuneration and Expenses. No remuneration shall be paid from the Plan to a member of the Investment Committee who is an employee of any Employer or Related Company.

7.5. Indemnification of the Investment Committee. To the extent not reimbursed by any applicable insurance policy, the Investment Committee, the individual members thereof and the secretary (if any) of the Investment Committee shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against any of them by reason of the performance of the Investment Committee’s functions if the Investment Committee or such members or secretary did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

7.6. Resignation or Removal of Investment Committee Member. A member of the Investment Committee may resign at any time by giving ten days’ advance written notice to the Company, MCEB, the Trustee and the other Investment Committee members. The Executive Vice President, Chief Financial Officer may remove an Investment Committee member, temporarily or indefinitely, by giving advance written notice to any such member who has been removed, to the Trustee, and to the other Investment Committee members.

7.7. Appointment of Successor Investment Committee Member. The Executive Vice President, Chief Financial Officer may fill any vacancy in the membership of the Investment Committee, temporarily or indefinitely, by giving advance written notice thereof to any new members, to the Trustee, and to the other Investment Committee members. If there is a vacancy in the membership of the Investment Committee, the remaining Investment Committee members shall have the same powers as the full Investment Committee until the vacancy is filled.

7.8. ERISA Section 404(c). The Plan is intended to comply with the provisions of section 404(c) of ERISA and the Department of Labor regulations section 2550.404c-1. To that end, each Participant and Beneficiary shall have the right to exercise control over the balance in his Accounts as follows:

(a)	to direct the investment of the balance in his Accounts (and to the extent applicable, future contributions to such Accounts) among the Investment Funds not less frequently than quarterly;

(b)	to direct the Trustee with respect to the exercise of voting rights with respect to shares of Employer Common Stock (or units representing such shares) allocated to his Accounts and held in the Kraft Foods Stock Fund (prior to the Effective Time) and the KFGI Stock Fund (at and after the Effective Time) (including both Subparts thereof) as provided in Supplement ESOP; and

(c)	to direct the Trustee with respect to the exercise of tender, exchange and similar rights with respect to shares of Employer Common Stock (or units representing such shares) allocated to his Account and held in the Kraft Foods Stock Fund (prior to the Effective Time) and the KFGI Stock Fund (at and after the Effective Time) (including both Subparts thereof) to the extent provided by the Trust.

7.9. Voting Tender and Similar Rights with Respect to Altria Group Stock Fund, Philip Morris International Stock Fund and Mondelēz International Stock Fund. Full and fractional shares of Altria Group Common Stock invested in the Altria Group Stock Fund, PMI Common Stock invested in the Philip Morris International Stock Fund and, effective as of the Effective Time, Mondelēz International Common Stock invested in the Mondelēz International Stock Fund, which shares (or units representing such shares) are allocated to any Account, shall be voted by the Trustee only in accordance with, and upon instructions of, the Participant, Beneficiary or Alternate Payee, as the case may be, to whose Account such shares (or units representing such shares) are allocated on forms provided for that purpose. Such forms, together with all information distributed to stockholders regarding the exercise of such rights, shall be provided to each Participant, Beneficiary or Alternate Payee whose Accounts are invested in the Altria Group Stock Fund, the Philip Morris International Stock Fund or the Mondelēz International Stock Fund, as applicable. Upon timely receipt of instructions, the Trustee shall vote such shares as so instructed. Shares of Altria Group Common Stock, PMI Common Stock or Mondelēz International Common Stock for which the Trustee has not received voting instructions shall be voted in accordance with the terms of the Trust Agreement.

SECTION 8

Plan Accounting

8.1. Participants’ Accounts. The Administrative Committee shall maintain the following “Accounts” in the name of each Participant to the extent applicable:

(a)	a “Matching Account,” which shall reflect:

(i)	Matching Contributions, if any, made on his behalf to the Profit Sharing Fund and the income, losses, appreciation and depreciation attributable thereto; and

(ii)	any amounts transferred to the Profit Sharing Fund from the General Foods Employee Stock Ownership Plan (the “Prior ESOP”) upon termination of the Prior ESOP in September 1988 and the income, losses, appreciation and depreciation attributable thereto;

(b)	a “Kraft Basic Account” which shall reflect Kraft Basic Contributions, if any, made on behalf of a New TIP Participant to the Profit Sharing Fund and the income, losses, appreciation and depreciation attributable thereto;

(c)	a “Before-Tax Account,” which shall reflect Before-Tax Contributions, if any, made on his behalf to the Profit Sharing Fund and the income, losses, appreciation and depreciation attributable thereto;

(d)	an “After-Tax Account,” which shall reflect After-Tax contributions, if any, made by the Participant to the Profit Sharing Fund and the income, losses, appreciation and depreciation attributable thereto;

(e)	a “Rollover Account,” which shall reflect Rollover Contributions, if any, made by him to the Profit Sharing Fund and the income, losses, appreciation and depreciation attributable thereto; and

(f)	a “Qualified Nonelective Contribution Account,” which shall reflect contributions, if any, made on his behalf to the Profit Sharing Fund pursuant to subsection 8.4, and the income, losses, appreciation and depreciation attributable thereto.

In addition, the Administrative Committee may maintain subaccounts within any of a Participant’s Accounts to reflect portions of the Account that are held in the ESOP Fund, portions of the Account that are subject to special withdrawal or distribution rights or are otherwise subject to special rules. The Accounts and subaccounts provided for in this subsection 8.1 shall be for accounting purposes only, and there shall be no segregation of assets within the Investment Funds or the Loan Account among the separate Accounts. Reference to the “balance” in a Participant’s Accounts means the aggregate of the balances in the subaccounts maintained in the Investment Funds and Loan Account attributable to those Accounts.

8.2. Allocation of Fund Earnings and Changes in Value. Subject to the last sentence of this subsection, as of each Accounting Date, interest, dividends and changes in value in each Investment Fund since the preceding Accounting Date shall be allocated to each Participant’s subaccounts invested in such Investment Fund by adjusting upward or downward the balance of his subaccounts invested in such Investment Fund in the ratio which the subaccounts of such Participant invested in such Investment Fund bears to the total of the subaccounts of all Participants invested in such Investment Fund as of such Accounting Date, excluding therefrom, for purposes of this allocation only all Before-Tax, After-Tax, Matching, Kraft Basic and Rollover Contributions to the Profit Sharing Fund received since the preceding Accounting Date, so that the total of the subaccounts of all Participants in each Investment Fund (or Subpart thereof) shall equal the total value of such fund (or Subpart thereof) (exclusive of such contributions) as determined by the Trustee in accordance with uniform procedures consistently applied. Notwithstanding the preceding sentence, in accordance with procedures established by the Administrative Committee, each Participant’s share (if any) of any dividend on Altria Group Common Stock held in the Altria Group Stock Fund, of any dividend on PMI Common Stock held in the Philip Morris International Stock Fund or, effective as of the Effective Time, of any dividend on Mondelēz International Common Stock held in the Mondelēz International Stock Fund shall be determined based on the value of the Participant’s subaccounts invested in the Altria Group Stock Fund, the Philip Morris International Stock Fund or the Mondelēz International Stock Fund, respectively, as of the applicable Ex- Dividend Date and shall be allocated among and invested in the Investment Funds (other than the Altria Group Stock Fund, the Philip Morris International Stock Fund and the Mondelēz International Stock Fund) at the dividend payable date pursuant to the Participant’s Investment Fund elections in effect under subsection 6.3 on such dividend payable date; provided, however, that if a total distribution of a Participant’s Account balance is made after the applicable Ex-Dividend Date and before the corresponding dividend payable date, the Account’s share of such dividend automatically shall be distributed, in cash, as soon as practicable after such dividend payable date.

Notwithstanding the fact that the Plan shall use a daily valuation system, which generally means that Participants’ Accounts will be updated each Accounting Date to reflect activity for that day, such as new contributions to the Profit Sharing Fund received by the Trustee, changes in Participants’ investment elections, and changes in the unit value of the Investments Funds, events may occur that cause an interruption in the process affecting a single Participant or a group of Participants. Neither the Employers, the Trustee, the Committees nor the Plan guarantee that any given transaction will be processed on the anticipated day. The Investment Committee, in its discretion, may establish special rules for valuing any Investment Fund invested solely in Employer Common Stock, Altria Group Common Stock, PMI Common Stock or Mondelēz International Common Stock (except for cash reserves for the purposes set forth in subsection 6.1) to address the possibility of unusually high trading volume or a temporary suspension of trading in such stock. Such rules may set forth the circumstances under which transfers out of such Investment Fund will be valued using either the closing price on the applicable day on the New York Stock Exchange, a composite price listed in the Wall Street Journal, or a weighted average selling price.

8.3. Allocation and Crediting of Contributions. Subject to the provisions of Section 9, Before-Tax, After-Tax, Matching, Kraft Basic and Rollover Contributions made on behalf of a Participant to the Profit Sharing Fund for any payroll period shall be credited to that Participant’s appropriate Accounts as of the Accounting Date coinciding with or immediately following the last day of such payroll period. Notwithstanding the foregoing, unless the Administrative Committee establishes uniform rules to the contrary, contributions made to the Profit Sharing Fund shall share in the gains and losses of the Investment Funds only when actually made to the Trustee.

8.4. Correction of Error. In the event of an error in the adjustment of a Participant’s Accounts, the Administrative Committee, in its sole discretion, may correct such error by either crediting or charging the adjustment required to make such correction to or against income and expenses of the Trust for the Plan Year in which the correction is made or the Employer may make an additional contribution to permit correction of the error (“Qualified Nonelective Contribution”). Except as provided in this subsection 8.4, the Accounts of other Participants shall not be readjusted on account of such error.

8.5. Statement of Plan Interest. As soon as practicable after the last day of each Plan Year quarter and at such other intervals, if any, as the Administrative Committee may determine, the Administrative Committee shall provide each Participant with a statement reflecting the balances of his Accounts and such other information as is required by section 105(a)(2) of ERISA. Each Participant is responsible for reviewing his statement and any Participant who discovers an error shall bring it to the attention of the Administrative Committee within 90 days of receipt of the statement. If a Participant does not bring errors in his statement to the attention of the Administrative Committee within 90 days of receipt of his statement, the Participant will be deemed to have confirmed the accuracy of the statement.

8.6. Provisions Relating to Spin-off of the Company by Kraft Foods. Notwithstanding any provision of subsection 8.2 to the contrary, pursuant to the distribution, at the Effective Time, of all of the shares of the Company owned by Kraft Foods to Kraft Foods shareholders, units representing interests in the KFGI Stock Fund shall be allocated among and credited to each subaccount which is invested in the Mondelēz International Stock Fund as of the Effective Time, in accordance with procedures established by the Administrative Committee, and the value of the units representing interests in the Mondelēz International Stock Fund shall be adjusted accordingly.

SECTION 9

Limitations on Compensation, Contributions and Allocations

9.1. Reduction of Contribution Rates. To conform the operation of the Plan to sections 401(a)(4), 401(k)(3), 402(g) and 415(c) of the Code, the Administrative Committee may establish limits on the Before-Tax and After-Tax Contribution rates that may be elected by Participants, may unilaterally modify or revoke any Before-Tax or After-Tax Contribution election made by a Participant pursuant to subsections 4.1 and 4.2, and may reduce the level of Matching Contributions and/or Kraft Basic Contributions (even to zero) allocable to any Participant pursuant to subsection 5.1 or 5.2.

9.2. Compensation for Limitation/Testing Purposes. “Compensation” for purposes of this Section 9 shall mean:

(a)	the Participant’s wages, salary, commissions, bonuses and other amounts received (in cash or kind) from any Employer or Related Company for personal services actually rendered in the course of employment and includable in gross income, including taxable fringe and welfare benefits, nonqualified stock options taxable in the year of grant, amounts taxable under a section 83(b) election, nondeductible moving expenses and amounts that are includible in gross income under Code section 409A or because they are constructively received, but excluding distributions from any deferred compensation plan (qualified or nonqualified), amounts realized from the exercise of (or disposition of stock acquired under) any nonqualified stock option or when restricted stock becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and other benefits given special tax treatment, all as determined in accordance with Treas. Reg. § 1.415(c)-2(b) and (c), plus

(b)	any amounts contributed on the Participant’s behalf to a plan sponsored by an Employer or Related Company pursuant to a salary reduction agreement which are not includable in gross income pursuant to section 125, 402(e)(3), 402(h) or 132(f)(4) of the Code, up to the maximum limit for that year under Code section 401(a)(17). To be included in Compensation for any Plan Year, the amounts described above must be actually paid or made available (or treated as paid in the case of amounts described in paragraph (b) next above) within the Plan Year and prior to the Participant’s severance from employment with the Employer and Related Companies, subject to the following:

(i)	amounts earned during a Plan Year but not paid during that Plan Year solely because of the timing of pay periods shall be included in Compensation if such amounts are paid during the first few weeks of the following Plan Year, they are included on a uniform and consistent basis with respect to similarly situated employees, and no compensation is included in more than one Plan Year;

(ii)

payments made by the later of 2 1/2 months after a Participant’s severance from employment or the end of the Plan Year that includes the severance from employment shall be included in Compensation to the extent that they are:

(1)	amounts which, absent a severance from employment, would have been paid to the Participant had he continued in employment with the Employer or Related Company and are regular compensation for services during the Participant’s regular working hours or for services outside the regular working hours (such as overtime or shift differentials), commissions, bonuses, or other similar compensation;

(2)	payments for unused accrued bona fide sick, vacation or other leave but only if the Participant would have been able to use the leave if employment had continued; or

(3)	payments received by a Participant pursuant to a nonqualified unfunded deferred compensation plan but only if the payment would have been paid to the Participant at the same time if the employee had continued in employment with the Employer or Related Company and only to the extent that the payment is includible in the Participant’s gross income;

provided, however, that amounts described in clauses (2) and (3) next above shall be included in Compensation only to the extent that they would have been included if they were paid prior to severance from employment.

Any payment not described in the preceding sentence is not considered Compensation for purposes of this Section 9 if it is paid after severance from employment with the Employer or Related Company, even if it is paid within the period described in the preceding sentence, including without limitation, severance pay paid after severance from employment or payments under a nonqualified deferred compensation plan that would not have been paid absent severance from employment, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code section 414(u)(1)) to the extent that these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer or Related Company rather than entering qualified military service.

9.3. Limitations on Annual Additions. Notwithstanding any other provisions of the Plan to the contrary, and except to the extent permitted under subsection 4.1(b) of the Plan and section 414(v) of the Code with respect to catch-up Before Tax Contributions, a Participant’s Annual Additions (as defined below) for any Plan Year beginning on or after January 1, 2012 shall not exceed an amount equal to the lesser of:

(a)	$50,000 (indexed for cost-of-living increases in accordance with regulations under section 415(d) of the Code); or

(b)	100 percent of the Participant’s Compensation for that Plan Year calculated as if each Section 415 Affiliate (defined below) were a Related Company,

reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or a Related Company or Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction shall be pro rata. The term “Annual Additions” means, with respect to any Participant for any Plan Year, the sum of all contributions allocated to a Participant’s Accounts under the Profit Sharing Fund for such year, excluding any Rollover Contributions and Before-Tax Contributions to the Profit Sharing Fund that are distributed as excess deferrals in accordance with subsection 9.4, but including any Before-Tax Contributions treated as excess contributions under subsection 9.6. The term Annual Additions shall also include, solely with respect to the dollar limit in (a) above, employer contributions allocated for a Plan Year to any individual medical account (as defined in section 415(1) of the Code) of a Participant and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in section 419A(d)(2) of the Code), which is maintained by an Employer or a Related Company or Section 415 Affiliate; provided, however, that the compensation limit referred to in paragraph (b) above shall not apply to any contribution for medical benefits after severance from employment (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition. “Section 415 Affiliate” means any entity that would be a Related Company if the ownership test of section 414 of the Code was “more than 50%” rather than “at least 80%”.

9.4. Annual Dollar Limit on Before-tax Contributions. In no event shall the Before-Tax Contributions for a Participant to the Profit Sharing Fund and any other elective deferrals (as defined in section 402(g)(3) of the Code) under any other cash-or-deferred arrangement maintained by an Employer or a Related Company for any taxable year exceed the amount permitted under section 402(g) of the Code. If during any taxable year a Participant is also a participant in any other cash-or-deferred arrangement, and if his elective deferrals made under such other arrangements together with his Before-Tax Contributions exceed the maximum amount permitted for the Participant for that year under section 402(g) of the Code, the following provisions shall apply:

(a)	The Participant, not later than April 1 following the close of such taxable year, may request the Administrative Committee to direct the Trustee to distribute all or a portion of such excess to him, together with any gains or losses allocable thereto for that Plan Year.

(b)	Such gains and losses shall be determined in accordance with any reasonable method adopted by the Administrative Committee that complies with Treas. Reg. section 1.402(g)-1(e)(5) and is used consistently for all Participants and all corrective distributions for such year.

(c)	Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Administrative Committee in its sole discretion. If the Administrative Committee is so notified, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant’s taxable year.

(d)	In addition, if the applicable limitation for a Plan Year is exceeded with respect to this Plan alone, or this Plan and another plan or plans of the Employers and Related Companies, the Administrative Committee shall direct such excess Before-Tax Contributions (with allocable gains or losses for that Plan Year) to be distributed to the Participant as soon as practicable after the Administrative Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the error (but no later than the April 15 following the close of the Participant’s taxable year).

Notwithstanding the foregoing provisions of this subsection 9.4, the dollar amount of any distribution due hereunder shall be reduced by the dollar amount of any Before-Tax Contributions previously distributed to the same Participant pursuant to subsection 9.6; provided, however, that for purposes of subsections 9.3 and 9.5, the correction under this 9.4 shall be deemed to have occurred before the correction under subsection 9.6.

9.5. Section 401(k)(3) Testing. For any Plan Year, the amount by which the average of the Deferral Percentages (as defined below) for such Plan Year of each eligible employee who is Highly Compensated (the “Highly Compensated Group Deferral Percentage”) for such Plan Year exceeds the average of the Deferral Percentages for such Plan Year of each eligible employee who is not Highly Compensated for such Plan Year (the “Non-highly Compensated Group Deferral Percentage”), shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. The foregoing “ADP Test” shall be applied using the “current year testing method.” The “Deferral Percentage” for any eligible employee for a Plan Year shall be determined by dividing his Before-Tax Contributions for that Plan Year by his Compensation for that Plan Year, subject to any special rules set forth in applicable Treasury regulations. For purposes of this subsection 9.5, the provisions of Code section 401(k)(3) and Treas. Reg. section 1.401(k)-2 are herein incorporated by reference. Amounts that are catch-up Before-Tax Contributions (within the meaning of subsection 4.1(b) of the Plan and section 414(v) of the Code) shall be disregarded for purposes of this subsection 9.5. For purposes of the ADP Test for the Plan Year ending December 31, 2012, eligible employees and Participants who are Transferred Employees, and all Before-Tax Contributions made by such Participants for such Plan Year which are transferred to the Mondelēz Global LLC TIP Plan, shall be disregarded.

9.6. Correction Under Section 401(k) Test. In the event that the Highly Compensated Group Deferral Percentage for any Plan Year does not initially satisfy the ADP Test, the following provisions shall apply:

(a)	Excess Contributions (as defined below) shall be distributed to the Highly Compensated Participants to whose accounts such Excess Contributions were allocated for such Plan Year, together with any gains or losses allocable thereto for that Plan Year, except to the extent that any such Excess Contributions are classified as catch-up Before-Tax Contributions. Excess Contributions shall be allocated to the Highly Compensated Participants with the largest amount of Before-Tax Contributions taken into account under subsection 9.5 for the Plan Year in which the excess arose, beginning with the Highly Compensated Participant with the largest amount of such Before-Tax Contributions and continuing in descending order until all the Excess Contributions have been allocated. To the extent that a Highly Compensated Participant is eligible to make catch-up Before-Tax Contributions for the Plan Year in which the Excess Contributions arose but has not reached the limit on such contributions in effect under the Plan for such Plan Year, Excess Contributions allocated to such Highly Compensated Participant shall be considered catch-up Before-Tax Contributions and shall not be treated as Excess Contributions.

(b)	The term “Excess Contributions” shall mean, with respect to any Plan Year, the excess of:

(i)	the aggregate amount of Before-Tax Contributions actually taken into account in computing the Highly Compensated Group Deferral Percentage for such Plan Year, over

(ii)	the maximum aggregate amount of Before-Tax Contributions permitted under the ADP Test for such Plan Year (determined by hypothetically reducing the Before-Tax Contributions made on behalf of Highly Compensated Participants for such year in order of their actual Deferral Percentages, beginning with the highest of such percentages).

(c)	The gain or loss allocable to Excess Contributions shall be determined in accordance with any reasonable method adopted by the Administrative Committee that complies with Treas. Reg. section 1.401(k)-2(b)(2)(iv)(B) and is used consistently for all Participants and all corrective distributions for such year.

The amounts to be distributed to any Participant pursuant to this subsection 9.6 shall be reduced by the amount of any Before-Tax Contributions distributed to him for the taxable year ending with or within such Plan Year pursuant to subsection 9.4. The Administrative Committee shall take such actions and cause any distribution to be made no later than the close of the Plan Year following the Plan Year for which the Excess Contributions were made.

9.7. Highly Compensated. An active employee (that is, an employee who performs services for the Employer or any Related Company during the year in question) or Participant shall be “Highly Compensated” for any Plan Year if:

(a)	he was at any time during that Plan Year or the preceding Plan Year a 5 percent owner of an Employer or a Related Company; or

(b)	he received Compensation for the preceding Plan Year in excess of $110,000 (indexed for cost-of-living adjustments under section 415(d) of the Code).

A former employee (that is, any employee who separated from service, or was deemed to have separated, prior to the year in question and who performs no services for the Employers and Related Companies during the year) shall be “Highly Compensated” if he was a Highly Compensated active employee for either the separation year or any Plan Year ending on or after his 55th birthday. Notwithstanding the foregoing provisions of this subsection 9.7, for any Plan Year the Administrative Committee may use any alternative definition of highly compensated permitted under section 414(q) of the Code and applicable regulations thereunder.

9.8. Forfeiture of “Orphaned” Matching Contributions. If Before-Tax Contributions are returned to a Highly Compensated Participant to satisfy the contribution limits of section 415(c) of the Code, the deferral limits of section 402(g) of the Code or the nondiscrimination requirements of section 401(k)(3) of the Code, any Matching Contributions allocable thereto shall be forfeited and used to reduce the amount of Employer contributions otherwise required to be made to the Plan.

SECTION 10

Vesting Service, Vesting and Termination Dates

10.1. Determination of Vesting Service and Vested Interest. A Participant at all times shall have a fully vested, nonforfeitable interest in his Before-Tax Account, After-Tax Account, Qualified Nonelective Contribution Account (even if the Participant is not actively employed at the time the Qualified Nonelective Contribution Account is established) and Rollover Account. A New TIP Participant shall be fully vested in amounts attributable to contributions on his behalf to his Matching Contribution Account and his Kraft Basic Account prior to May 1, 2012. A Participant (including, effective May 1, 2012, a New TIP Participant) shall become vested in his Matching Account and, effective May 1, 2012, a New TIP Participant shall become vested in his Kraft Basic Account in accordance with the following schedule:

Completed Years of Service	Percent Vested
Less than 2	0%
2	25%
3	50%
4	75%
5	100%

Notwithstanding the foregoing, a Participant shall be 100% vested in the amount of any cash dividend payable with respect to shares of Employer Common Stock (or with respect to units representing such shares) that are allocated to his Account and held under the ESOP Fund, regardless of whether such dividend is distributed in cash pursuant to subsection 11.6 or reinvested in the Participant’s Account. In addition, a Participant shall be 100% vested in the amount of any cash dividend payable with respect to shares of Altria Group Common Stock, PMI Common Stock or, effective as of the Effective Time, Mondelēz International Common Stock (or units representing such shares) that are allocated to the Participant’s Account. For purposes of this subsection 10.1, a Participant’s “Years of Service” will be computed in accordance with paragraph 3.1(a) and subsection 3.4 regardless of whether he is a full-time employee or a part-time or seasonal employee, provided that no part-time or seasonal employee shall have fewer Years of Service for purposes of this subsection 10.1 as of December 31, 1997 than he would have had under the method of computing vesting service applicable to him under the terms of the Plan as in effect on May 11, 1997. Notwithstanding the foregoing provisions of this subsection 10.1, if an employee or Participant terminates employment with the Employers and Related Companies when he does not have a vested right to any portion of his Matching Account and, if applicable, Kraft Basic Account under this subsection 10.1, and if the number of his consecutive One Year Breaks in Service (as defined in subsection 3.3) equals or exceeds the greater of five (5) or the aggregate number of his Years of Service prior to the first such One Year Break in Service, then his Years of Service prior to such break shall be erased and, if he is later employed or reemployed by an Employer or a Related Company, he shall be considered a new employee for purposes of this subsection 10.1; provided, however, that this sentence shall not apply to an employee or Participant who has made Before-Tax Contributions to the Plan except with respect to Years of Service (if any) which, as of December 31, 2005, were erased by reason of a period of One Year Breaks in Service ending on or before that date.

10.2. Accelerated Vesting. Notwithstanding the foregoing provisions of this Section 10, a Participant shall have a fully vested, nonforfeitable interest in all his Accounts when he attains age 55, dies or becomes permanently and totally disabled (as defined below) while employed by an Employer or a Related Company. In addition, in the event of the Plan’s termination (in accordance with subsection 15.2) or partial termination (as determined under applicable law and regulations), or the complete discontinuance of Employer contributions to the Plan, each affected Participant shall be fully vested in all his Accounts. The Administrative Committee in its discretion may also determine that the Accounts of Participants affected by a divestiture, plant closing or termination of an operation shall be fully vested, even though such event does not constitute a partial termination. For purposes of this subsection 10.2, a Participant will be considered “permanently and totally disabled” if either (i) the Participant has been determined to be permanently and totally disabled under the terms of an Employer’s long term disability plan in which the Participant participates, or (ii) the Participant has received a determination of disability by the Social Security Administration.

10.3. Termination Date. If a Participant is terminated for any reason, his “Termination Date” generally will be the last day for which he is paid wages or salary for services performed for the Employers and Related Companies, unless he is terminated while on an unpaid leave of absence, in which case his Termination Date will be the day as of which he is notified of his termination or resigns (whichever is applicable).

10.4. Distribution of Before-Tax Account Only Upon Severance From Employment. Notwithstanding any provision of this Plan to the contrary, a Participant may not commence distribution of the portion of his Account attributable to his Before-Tax Contributions and/or his Qualified Nonelective Contribution Account prior to the date he attains age 59 1/2, even though his employment with the Employers and Related Companies has terminated and he is otherwise eligible for a distribution under Section 12, unless or until he also has a “severance from employment” (within the meaning of section 401(k)(2) of the Code) as of such date. Notwithstanding the foregoing, effective for distributions in Plan Years beginning after December 31, 2001, and subject to the other provisions of the Plan regarding distribution, distribution shall not be prohibited by reason of this subsection 10.4 as of any date after December 31, 2001 with respect to a Participant who has severed from employment (within the meaning of section 401(k)(2) of the Code) as of such date, regardless of when the severance from employment occurred. For purposes of section 401(k)(2) of the Code and this subsection 10.4, a Participant will be treated as having incurred a severance from employment during any period the Participant is performing service for a period in excess of 30 days in the uniformed services (as described in Code section 3401(h)(2)(A)). If a Participant elects to receive a distribution by reason of such severance from employment, the Participant may not make Before-Tax Contributions or After-Tax Contributions to the Plan during the six-month period beginning on the date of such distribution.

SECTION 11

Loans and Withdrawals of Contributions While Employed

11.1. Loans to Participants. The Administrative Committee, upon request by a Participant who is an employee of an Employer or a Related Company (excluding any employee on layoff or a leave of absence without pay) or who is a “party in interest” with respect to the Plan (as such term is defined in section 3(14) of ERISA) may authorize a loan to be made to the Participant from his vested interest in the Trust Fund, subject to the following:

(a)	The minimum loan amount is $1,000. No loan shall be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of all loans made to him under this Plan and under any other qualified retirement plans maintained by the Related Companies would exceed the lesser of:

(i)	$50,000, reduced by the excess, if any, of:

(A)	the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over

(B)	the outstanding balance of loans from the plans to the Participant on the date on which such loan is made; or

(ii)	the combined values of the Participant’s After-Tax, Before-Tax, Kraft Basic and Rollover Accounts; and no loan shall be made to a Participant from the Plan in an amount that would exceed one-half of the total vested balance of the Participant’s Accounts under the Plan as of the date the loan is made.

(b)	Each loan to a Participant shall be charged against the Participant’s Accounts in the order and manner determined by the Administrative Committee, and shall be charged pro rata against each Investment Fund in which such Accounts are invested.

(c)	Each loan shall be evidenced by a written note providing for:

(i)	a repayment period of 12 through 60 months, inclusive;

(ii)	a reasonable rate of interest (as determined below);

(iii)	substantially equal payments of principal and interest over the term of the loan no less frequently than quarterly; and

(iv)	such other terms and conditions as the Administrative Committee shall determine.

The interest rate shall provide the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances and shall be a fixed rate for the life of the loan, except to the extent that a reduction in the interest rate is required by Federal law during a period of military service. The interest rate which applies to a loan shall be the rate in effect on the date that the loan application is made by the Participant.

(d)	A loan shall be the borrowing Participant’s individual investment within the Loan Account.

(e)	Payments of principal and interest to the Trustee with respect to any loan to a Participant:

(i)	shall reduce the outstanding balance with respect to that loan;

(ii)	shall reduce the balance of the Loan Account holding the promissory note reflecting that loan;

(iii)	shall be credited to the Participant’s Accounts in the reverse order in which they were charged; and

(iv)	shall be invested in the Investment Funds in accordance with his current investment directions with respect to such Accounts.

(f)	A Participant’s obligation to repay a loan (or loans) from the Plan shall be secured by the Participant’s vested interest in the Plan. The note evidencing the loan, the security agreement and the payroll deduction authorization shall each be executed by the Participant by entry of his password into the Access System. Endorsement of the loan check shall constitute the Participant’s affirmation of the note, security agreement and payroll deduction authorization set forth in the written confirmation sent to the Participant after he made his loan request.

(g)	Generally, loan repayments will be made by automatic payroll deductions. However, during any period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by check or money order sent to the Plan’s service center. The obligation to repay a loan shall be suspended during periods of military service to the extent permitted under section 414(u)(4) of the Code and the regulations thereunder. A Participant’s loan repayment obligation shall not be suspended on account of the Participant’s filing of a bankruptcy petition under the United States Bankruptcy Code, notwithstanding that the Participant voluntarily or involuntarily ceases loan repayments by payroll deduction or otherwise.

(h)	The loan may be prepaid in full, without penalty, at any time after it has been outstanding for 12 months. In the event of early repayment of the loan, the Participant may not apply for a new loan until at least 7 days after the prior loan’s repayment.

(i)

Any loan to a Participant shall become immediately due and payable without notice of any kind upon his Termination Date. Notwithstanding any other provision of the Plan to the contrary, if the outstanding balance of principal and interest on any loan is not paid within the grace period established by the Administrative Committee for a delinquent payment (not later than the end of the calendar quarter following the quarter in which it is due) or within 90 days after acceleration in accordance with the preceding sentence, a default shall occur and the Trustee shall apply all or a portion of the Participant’s vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under applicable provisions of the Code. If necessary to satisfy the entire outstanding obligation, such application of the Participant’s vested interest may be executed in a series of actions as amounts credited to the Participant’s Accounts become distributable. Any partial payments shall be applied first to the payment of accrued interest and thereafter to the payment of outstanding principal. During any period that an active Participant has a defaulted loan outstanding with respect to which amounts are not distributable as described in this subsection 11.1(i), interest shall continue to accrue on the outstanding balance of the loan at the rate determined under paragraph (c) next above. While he remains an active employee, such Participant may elect to repay the outstanding loan balance (including any accrued interest) in accordance with uniform procedures established by the Administrative Committee. Any loan repayments made in accordance with the preceding sentence shall be allocated to the Participant’s After-Tax Account.

(j)	If distribution is to be made to a Beneficiary in accordance with subsection 12.2, any outstanding promissory note of the Participant shall be canceled and the unpaid balance of the loan, together with any accrued interest thereon, shall be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

(k)	The Administrative Committee shall establish uniform procedures for applying for a loan, evaluating loan applications, setting reasonable rates of interest, and loan fees, which shall be communicated to Participants in writing or such other manner as may be permitted under applicable law. A Participant may have only one loan outstanding at any time under the Plan and, for this purpose, loans outstanding under any plan of the Employers or any Related Company shall be considered a loan under the Plan. If a Participant has any loan outstanding under any defined contribution plan sponsored by the Employers or any Related Company, any such loan must be repaid in full before the Participant may obtain a loan from the Plan.

11.2. Hardship Withdrawals. Subject to the provisions of this subsection 11.2 and of paragraph 11.3(c), a Participant who has not attained age 59 1/2, whose Termination Date has not yet occurred, and who incurs a Hardship (as defined in subsection 11.3) may elect to withdraw all or part of his interest in the following Accounts, as provided and in the order set forth below:

(a)	up to 100% of his After-Tax Account, and the earnings thereon;

(b)	up to 100% of his Rollover Account; and

(c)	up to 100% of the Before-Tax Contributions credited to his Before-Tax Account and any earnings credited to such account as of December 31, 1988.

Any such Hardship withdrawal is subject to a minimum amount of $500. A Participant who does not have at least $500 in the Accounts listed above is ineligible for a Hardship withdrawal. A Participant who is eligible to make a withdrawal under subsection 11.5 and/or subsection 11.6 must withdraw the full amount available to him under both such subsections before he makes a Hardship withdrawal under this subsection 11.2.

11.3. Determination of Hardship. A withdrawal will not be considered to be made on account of “Hardship” unless the following requirements are met:

(a)	The withdrawal is requested because of an immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents that the withdrawal is made on account of:

(i)	uninsured expenses for medical care described in section 213(d) of the Code incurred by the Participant, his spouse or any dependent of the Participant or necessary for such persons to obtain such medical care;

(ii)	costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)	payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or his spouse, children or dependents;

(iv)	the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; or

(v)	past due taxes, past due child support, and other past due obligations, or the cost of repairs to the Participant’s car which is needed to commute to or from work.

(b)	The withdrawal must also be necessary to satisfy an immediate and heavy financial need of the Participant. It will be considered necessary if the Administrative Committee determines that the amount of the withdrawal does not exceed the amount required to relieve the financial need (taking into account any applicable income or penalty taxes resulting from the withdrawal) and if the need cannot reasonably be relieved from other resources that are available to the Participant. In making this determination, the Administrative Committee may reasonably rely on the Participant’s written representation that the need cannot be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by reasonable liquidation of the Participant’s assets;

(iii)	by ceasing to make Before-Tax or After-Tax Contributions to the Plan (or any other plan of the Employer permitting deferral of compensation);

(iv)	by other currently available distributions (including a distribution of ESOP dividends pursuant to subsection 11.5); or

(v)	by a loan pursuant to subsection 11.1 or any nontaxable (at the time of the loan) loans from any plan maintained by an Employer or Related Company or by borrowing from commercial sources on reasonable commercial terms.

A need cannot reasonably be relieved by one of the actions described in this paragraph (b) if the effect of the action would be to increase the amount of the need.

(c)	The withdrawal must be made pursuant to a written request to the Administrative Committee, which request shall include any representation required by this subsection 11.3 and adequate proof thereof, as determined by the Administrative Committee in its sole discretion.

11.4. Age 59 1/2 Withdrawals. Once a Participant attains age 59 1/2, he may withdraw all or any portion of his entire vested Account balance regardless of whether he has a Hardship.

11.5. Withdrawals From 3/31/97 After-Tax and Matching Account Balances. A Participant who was participating in the Plan prior to April 1, 1997 and whose Termination Date has not yet occurred may elect to withdraw all or a portion of his March 31, 1997 After-Tax Account and Matching Account balances, as provided and in the order set forth below:

(a)	that portion of his After-Tax Account attributable to After-Tax Contributions made prior to April 1, 1997, and any earnings thereon; and

(b)	that portion of his Matching Account attributable to Matching contributions made prior to April 1, 1997, and any earnings thereon.

11.6. Withdrawals of Dividends During and After Employment. Subject to such rules and conditions as the Administrative Committee shall prescribe on a uniform, consistent and nondiscriminatory basis, a Participant or Beneficiary may elect to have any cash dividend payable with respect to shares of Employer Common Stock (or with respect to units representing such shares) allocated to his Account and held under the ESOP Fund distributed to the Participant or Beneficiary in cash not later than ninety (90) days after the close of the Plan Year in which the dividend was paid. If a Participant or Beneficiary shall fail to make the election described in the preceding sentence any such dividends shall be paid to the Subpart designated as the ESOP Fund and reinvested in Employer Common Stock (or in additional units representing such shares) to be allocated to the Participant’s or Beneficiary’s Account.

11.7. Form of Withdrawals. All loan proceeds shall be paid in cash. All Hardship withdrawals and, except as provided in the following sentence, all withdrawals under subsections 11.4 and 11.5, shall be paid in cash. Withdrawals under subsection 11.4 and 11.5 from the portion of a Participant’s Accounts that is invested in the Altria Group Stock Fund, the Kraft Foods Stock Fund (or, effective as of the Effective Time, the Mondelēz International Stock Fund), the Philip Morris International Stock Fund or the KFGI Stock Fund shall be made in cash, except to the extent that the Participant elects to receive whole shares of Altria Group Common Stock, Kraft Foods Common Stock or Mondelēz International Common Stock, as applicable, PMI Common Stock or KFGI Common Stock, respectively, and withdrawals from the other Investment Funds shall be paid in cash. Withdrawals under subsection 11.6 shall be paid in cash.

11.8. Loans During Employment Pursuant to Midwestern Disaster Relief Legislation.

(a)	Maximum Amount. For the purpose of determining the maximum amount of a loan which may have been made to a Participant who is a Qualified Storm Damage Individual (as defined below) during the period beginning on October 3, 2008 and ending on December 31, 2009, subsection 11.1(a) was applied by (A) substituting “$100,000” for “$50,000” in subsection 11.1(a)(i), and (B) deleting the words “one-half of” in subsection 11.1(a)(ii).

(b)	Temporary Suspension of Repayments. If a Qualified Storm Damage Individual had a loan outstanding on or after the Applicable Disaster Date (as defined below), the due date for any repayment with respect to such loan which occurred during the period beginning on the Applicable Disaster Date and ending on December 31, 2009 may have been delayed for up to 12 months. Any subsequent repayments with respect to such loan shall be adjusted to reflect the delayed due date and any interest accruing during the period of such delay. Any delay permitted under this subsection (b) shall be disregarded in determining the maximum 60 month period and the term of the loan under subsection 11.1(c)(i) and 11.1(c)(iii), respectively.

(c)	Definitions. For purposes of this subsection 11.8:

(i)	the term “Qualified Storm Damage Individual” means an individual described in Code section 1400Q(c)(3), as modified by the Heartland Disaster Tax Relief Act of 2008 (“HDTRA”); and

(ii)	the term “Applicable Disaster Date” means the date determined pursuant to Section 702(c)(3) of HDTRA.

SECTION 12

Distributions

12.1. Distributions to Participants After Termination of Employment. If a Participant’s Termination Date occurs (for a reason other than his death), the vested portions of his Accounts shall be distributed in accordance with the following provisions of this subsection 12.1, subject to the provisions of subsections 10.4 and 12.4 and uniform rules established by the Administrative Committee:

(a)

If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $1,000, determined as of the Accounting Date coincident with or next following his Termination Date, such vested portions, less any outstanding loan balance distributable in accordance with subsection 11.1(i), shall be distributed to him approximately 90 days following notification, in a lump sum payment. In the event that immediate distribution is not made based upon the value of the Participant’s Accounts as of the Accounting Date coincident with or next following his Termination Date and the value of the vested portions of such Accounts (including any loans outstanding) subsequently fails to exceed $1,000, determined as of any Accounting Date following his Termination Date, then to the extent the Participant has not yet elected to receive (or begin receiving) a distribution in accordance with paragraph (b) next below, such vested portions, less any outstanding loan balance distributable in accordance with subsection 11.1(i), shall be distributed to him approximately 30 days following notification, in a lump sum payment.

(b)	If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) exceeds the cash-out limit described in paragraph (a) next above, determined as of the Accounting Date coincident with or next following his Termination Date, such vested portions, less any outstanding loan balance distributable in accordance with subsection 11.1(i), shall be distributed (or shall begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date (as defined in paragraph (c) next below) he elects, by one of the following methods chosen by the Participant:

(i)	by payment in a lump sum; or

(ii)	by payment in a series of monthly, quarterly, semi-annual or annual installments for a period selected by the Participant that complies with subsection 12.4 (the amount of each installment as of each applicable Accounting Date shall be equal to the product of the Participant’s then Account balances multiplied by a fraction, the numerator of which is one and the denominator of which is the difference between the number of installments selected and the number of installments previously paid); or

(iii)	in the case of annuity starting dates on or after October 1, 2009, by payment in a series of monthly, quarterly, semi-annual or annual installments of a fixed dollar amount (not less than $50.00) specified by the Participant until the account balance is completely liquidated; provided, however, that a Participant may elect to change the fixed dollar amount of such installments (subject to the $50.00 minimum amount and without changing the frequency of payments) subject to the uniform rules established by the Administrative Committee.

A Participant receiving payments in the form of installments may elect to accelerate payment and have his remaining vested Account balance distributed to him in a lump sum payment as soon as practicable after the date his acceleration election is submitted to the Administrative Committee. Notwithstanding the foregoing, (1) unless a Participant elects otherwise in accordance with this subsection 12.1, distribution of the portion, if any, of the Participant’s Account invested in the ESOP Fund shall be made in a single payment, and (2) in the event the Participant elects to receive a distribution of all or a portion of his Account in the form of whole shares of Altria Group Common Stock, Kraft Foods Common Stock (or, effective as of the Effective Time, Mondelēz International Common Stock), PMI Common Stock or KFGI Common Stock, respectively, and to receive installment payments under Section 12.1(b)(ii) or (iii), such installments must be paid annually.

(c)	A Participant’s “Distribution Date” shall mean the Accounting Date as of which a payment in any form is made to him pursuant to this Section 12, without regard to any reasonable administrative delay; provided, however, that in the event of an election of an annuity under clause (b)(iii) above, the Distribution Date shall be no later than the date payment is irrevocably made on behalf of the Participant to the insurance company issuing the annuity contract. A Participant may elect that his Distribution Date occur as of any Accounting Date occurring on or after his Termination Date (but not retroactively and not later than the Participant’s Required Beginning Date), provided that no election of a Distribution Date will be valid if it is made more than 90 days prior to such date and further provided that the distribution shall not commence earlier than 30 days after the Participant is given the direct rollover notice required under section 402(f) of the Code and the notice required under Treasury regulation section 1.411(a)-11(c) unless the Participant has been informed of his right to a period of at least 30 days to consider the decision of whether or not to elect a direct rollover and whether or not to elect a distribution, and the Participant, after receiving such notices, affirmatively elects the distribution.

(d)	Notwithstanding the foregoing provisions of this subsection 12.1, a Participant may elect one partial lump sum payment of any portion of such balance; provided, however, that the partial lump sum payment must be in an amount equal to or greater than $1,000. Any such election may be made at any time after his Termination Date, provided his Distribution Date with respect to a distribution under paragraph (b) next above has not yet occurred. Any such partial lump sum distribution shall be charged against his Accounts and his interests in the Investment Funds in such order and proportion as the Administrative Committee shall determine in accordance with uniform rules it establishes. If a partial lump sum distribution is taken after calculated installment payments have commenced pursuant to subsection (b)(ii) next above, the amount of the remaining installments will be reduced proportionately to reflect such lump sum payment.

12.2. Distributions to Beneficiaries. Subject to subsection 12.4, the following rules shall apply if a Participant dies while any vested portion of his Accounts remain undistributed:

(a)	If the Participant dies before benefit payments to him have commenced, the vested balance of his Accounts, less any outstanding loan balance distributable in accordance with paragraph 11.1(j), shall be distributed as follows:

(i)	If the value of the vested portion of the Participant’s Accounts (less the outstanding loan balance) does not exceed $1,000, determined as of the Accounting Date coincident with or next following his date of death, or, if the Beneficiary is not the Participant’s surviving spouse, such vested portion (less the outstanding loan balance) shall be distributed to his Beneficiary as soon as practicable after the Accounting Date following the date of his death, in a lump sum payment.

(ii)	If the value of the vested portion of the Participant’s Accounts (less the outstanding loan balance) exceeds $1,000, determined as of the Accounting Date coincident with or next following his date of death and the Beneficiary is the Participant’s spouse, such vested portion (less the outstanding loan balance) shall be distributed to his Beneficiary as of any Accounting Date following the date of his death selected by the Beneficiary (in compliance with subsection 12.4), in one of the methods described at paragraph 12.1(b) as chosen by the Beneficiary.

Notwithstanding the foregoing, unless the Beneficiary elects otherwise, distribution of the portion of an Account invested in the ESOP Fund shall be distributed in a single payment.

(b)	If a Participant dies after benefit payments to him have commenced, the vested balance, if any, of his Accounts shall continue to be distributed to his Beneficiary in accordance with the method of distribution selected by the Participant; provided, however, that the Beneficiary may elect to accelerate the payments and to have such remaining vested balances distributed in a lump sum payment as soon as practicable after the Accounting Date next following the date the Beneficiary’s acceleration election is filed with the Administrative Committee.

12.3. Forfeitures and Restorations of Non-Vested Contributions. If a Termination Date occurs with respect to a Participant who is not fully vested in his Accounts (as determined under Section 10), the following rules shall apply:

(a)	The non-vested portion of his Accounts shall be forfeited as of the earlier of the date as of which the vested portion of his Accounts is distributed to him or the date the Participant incurs five consecutive One Year Breaks in Service. If a Participant terminates employment with the Employers and Related Companies when he does not have a vested right to any portion of his Accounts attributable to Employer contributions (including, for such purpose, Before-Tax Contributions), such Participant shall be treated as receiving a distribution of the vested portion of his Accounts on such date following such Participant’s Termination Date as determined by the Administrative Committee in accordance with uniform procedures, provided he is not employed by an Employer or a Related Company on that date.

(b)	If a forfeiture occurs due to the distribution of the vested portion of the Participant’s Accounts, and the Participant is reemployed by an Employer or a Related Company before he incurs five consecutive One Year Breaks in Service, the Matching Contributions, Kraft Basic Contributions, and the earnings thereon which are forfeited under paragraph (a) next above shall be restored, with adjustment for earnings in accordance with uniform rules established by the Administrative Committee as soon as practicable after his reemployment.

(c)	If a forfeiture occurs due to the distribution of the vested portion of the Participant’s Accounts, and the Participant is reemployed by an Employer or Related Company after he incurs five consecutive One Year Breaks in Service, such reemployment shall have no effect on the forfeiture under paragraph (a) next above.

(d)	The restoration referred to in paragraph (b) next above shall be made first from current forfeitures, if any, under the Plan and then, if necessary, from a special Employer contribution to the Plan.

(e)	A restoration pursuant to paragraph (b) next above shall not be considered an annual addition for purposes of subsection 9.3.

(f)	If a Participant who is reemployed by an Employer or Related Company prior to incurring five consecutive One Year Breaks in Service received a distribution of the vested portion of his Matching Account and/or Kraft Basic Account, the amount restored under paragraph (b) next above shall be maintained in a separate subaccount within the Participant’s Matching Account and his vested interest in each subaccount shall be determined in accordance with the rules set forth in Treas. Reg. § 411(a)-7(d)(5)(iii)(A).

(g)	During the period between the Participant’s Termination Date and the date he is either reemployed by an Employer or Related Company or the date the non-vested portion of his Account is forfeited such non-vested portion shall be credited to a forfeiture subaccount and invested in accordance with rules established by the Administrative Committee to minimize the risk of loss, and shall not be subject to the investment direction of the Participant.

(h)	All forfeitures under this subsection 12.3 shall be used to reduce Matching Account and/or Kraft Basic Account under Section 5, except to the extent needed to restore prior forfeitures under paragraph (b) next above.

12.4. Limits on Commencement and Duration of Distributions. The following distribution rules are intended to conform distributions under the Plan to the requirements of sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of section 401(a)(9)(G) of the Code, and with respect to any portion of an Account invested in the ESOP Fund, to section 409(o) of the Code, and such provisions of law shall supersede any other provision of the Plan to the contrary:

(a)	Unless the Participant elects otherwise, distribution shall commence no later than 60 days after the close of the Plan Year in which the latest of the following events occurs: the Participant’s attainment of age 65; the 10th anniversary of the year in which the Participant began participating in the Plan; or the Participant’s Termination Date. The failure of a Participant to consent to a distribution is deemed to be an election to defer commencement of payment for purposes of the preceding sentence.

(b)	Solely in the case of that portion of an Account invested in the ESOP Fund, the Participant may elect that distribution commence to be made not later than one year after the close of the Plan Year:

(i)	in which the Participant separates from service by reason of attaining the age of sixty-five (65), death or disability; or

(ii)	which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service (except that this clause shall not apply if the Participant is reemployed by a Related Company before distribution is required to begin under this clause (ii)).

(c)

Notwithstanding any other provision herein to the contrary, distribution of a Participant’s Accounts shall commence to be made to him (or on his behalf) once he has attained age 70 1/2 in the form of a lump sum distribution or, if elected by the Participant, in any other form permitted by paragraph 12.1(b), on or before his Required Beginning Date (as defined below) and each December 31 thereafter. (In the event a lump sum has been elected, each additional payment shall consist of a lump sum payment of all amounts then credited to his Accounts.) A Participant’s “Required Beginning Date” shall be the April 1 of the calendar year following the calendar year in which the later of the following events occurs: he attains age 70 1/2 or he terminates employment with the Employers and Related Companies, except that the latter shall not apply to a 5% owner. If a Participant (other than a 5% owner) to whom payment of required distributions has commenced in accordance with this paragraph 12.4(c) is reemployed by the Employer, required distributions shall be suspended during the periods of reemployment.

(d)	Required minimum distributions shall be governed by Supplement RMD to the Plan.

12.5. Beneficiary Designations. The term “Beneficiary” shall mean the Participant’s surviving spouse, except as otherwise provided below in this subsection 12.5:

(a)	If a Participant is not married at his death, or if the Participant is married but his spouse has consented (as provided below) to the designation of a person other than the spouse, the term Beneficiary shall mean such person or persons as the Participant designates to receive the vested portions of his Accounts upon his death. Such a designation may be made, revoked or changed (without the consent of any previously-designated Beneficiary except his spouse) only by an instrument signed by the Participant and filed with the Administrative Committee prior to his death.

(b)

A spouse’s consent to the designation of a Beneficiary other than the spouse shall be in writing, shall acknowledge the effect of such designation, shall be witnessed by a Plan representative or a notary public and shall be effective only with respect to such consenting spouse; provided, however, that no spousal consent to the designation of a person other than, or in addition to, the spouse as Beneficiary shall be required if (i) the Participant and his spouse are legally separated or the Participant has been abandoned, as determined under applicable state law, and the Participant has a court order to that effect, or (ii) it is established to the satisfaction of the Administrative Committee that the spouse’s consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be prescribed in applicable Treasury regulations. For purposes of the Plan, the term “spouse” means the person to whom the Participant is legally married at the relevant time. The Administrative Committee shall apply the state law in which the Participant resides to determine whether the Participant is legally married at the relevant time.

(c)	If a Participant dies after December 31, 2002, with no surviving Beneficiary designated by him and no surviving spouse, his Beneficiary shall be his surviving children (in equal shares) or, if he has no living child, his estate. If a Participant dies on or before December 31, 2002, his Beneficiary shall be determined under the provisions of the Plan as in effect on the date of his death.

(d)	Notwithstanding the foregoing provisions of this subsection 12.5, if (i) a Participant designates his spouse as beneficiary under the Plan in a beneficiary designation form filed with the Administrative Committee and not revoked prior to his death, and (ii) the Participant and such spouse are divorced after the date on which such beneficiary designation form is filed with the Administrative Committee and they are not married to each other on the date of the Participant’s death, then such former spouse shall be deemed to have predeceased the Participant for purposes of determining the Participant’s Beneficiary under the Plan; provided, however, that the provisions of this paragraph (d) shall not apply to the extent that (iii) the Participant designates the former spouse as beneficiary in a beneficiary designation form filed with the Administrative Committee after the date of dissolution of the Participant’s marriage to such former spouse, or (iv) a qualified domestic relations order provides that the former spouse shall be treated as the Participant’s surviving spouse for purposes of the Plan or otherwise assigns all or a portion of the Participant’s interest in the Plan to the former spouse as alternate payee. The provisions of this paragraph (d) shall apply only with respect to a Participant who dies after December 31, 2003.

12.6. Form of Payment. Distributions in accordance with Section 12 from the portion of a Participant’s Accounts, if any, that is invested in the Altria Group Stock Fund, the Kraft Foods Stock Fund (or, effective as of the Effective Time, the Mondelēz International Stock Fund), the Philip Morris International Stock Fund or the KFGI Stock Fund shall be made in cash, except to the extent that the Participant or Beneficiary elects to receive whole shares of Altria Group Common Stock, Kraft Foods Common Stock or Mondelēz International Common Stock, as applicable, PMI Common Stock or KFGI Common Stock, respectively. Distributions from Investment Funds other than the Altria Group Stock Fund, the Kraft Foods Stock Fund or the Mondelēz International Stock Fund, as applicable, the Philip Morris International Stock Fund or the KFGI Stock Fund shall be made in cash.

12.7. Facility of Payment. Notwithstanding the provisions of subsections 12.1 and 12.2, if, in the Administrative Committee’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Administrative Committee may direct the Trustee to make payment to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

12.8. Interests Not Transferable. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of qualified domestic relations orders that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, distribution of the entire portion of the Account balance of a Participant awarded to his alternate payee may be made in a lump sum payment, as soon as practicable after the Administrative Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such amount at that time, but only if the terms of the order provide for such immediate distribution either specifically or by general reference to any manner of distribution permitted under the Plan.

12.9. Absence of Guaranty. None of the Committees, MCEB, the Trustee, or the Employers in any way guarantee the assets of the Plan from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Plan held under the Trust.

12.10. Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Administrative Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Administrative Committee, or, in the case of a Participant, if no address is filed with the Administrative Committee, then at his last post office address as shown on the Employers’ records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Administrative Committee, the Employers, or the Trustee will be required to search for or locate a Participant or designated Beneficiary. In the event that a benefit which has become payable remains unclaimed after a reasonable period (determined by the Administrative Committee in accordance with uniform procedures established by it), such benefit shall be forfeited; provided, however, that any such benefit shall be reinstated if a claim is made for such benefit by the Participant or beneficiary entitled to it. The amount of any benefit so forfeited shall be retained in the trust and applied in accordance with subsection 12.3.

12.11. Direct Rollover Option. In accordance with uniform rules established by the Administrative Committee, each Participant, surviving spouse of a Participant, or alternate payee under a qualified domestic relations order within the meaning of section 414(p) of the Code who is due to receive an eligible rollover distribution from the Plan may direct the Administrative

Committee to transfer all or a portion of such distribution directly to another eligible retirement plan. For purposes of this subsection, the terms “eligible rollover distribution” and “eligible retirement plan” as applied to any such individual shall have the meaning accorded such terms under section 401(a)(31) of the Code (or any successor provision thereto) and applicable Treasury regulations and notices thereunder. The following additional rules shall apply for purposes of this subsection 12.11: (i) any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan; (ii) a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income, except that any such portion may be transferred only to (A) an individual retirement account or annuity described in section 408(a) or (b) of the Code, (B) a qualified defined contribution retirement plan described in section 401(a) or 403(a) of the Code, or (C) a defined benefit plan described in section 401(a) or an annuity contract described in section 403(b) of the Code, and, in each case, only if the receiving account, plan or annuity agrees to separately account for the amount so transferred (and the earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible; and (iii) an “eligible retirement plan” includes an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, a qualified trust described in section 401(a) of the Code, an annuity contract described in section 403(b) of the Code, an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, and which agrees to separately account for amounts transferred into such plan from the Plan, and, to the extent permitted by applicable law, a Roth IRA described in Code section 408A, that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p). Effective for distributions made with respect to a deceased Participant’s Beneficiary who is not a spouse but who is a designated beneficiary within the meaning of section 401(a)(9)(E), such Beneficiary may direct the Administrative Committee to transfer such distribution, or portion thereof, to an eligible retirement plan described in section 408(a) or 408(b) of the Code that is established for the purposes of receiving the distribution on behalf of such Beneficiary to the extent that such transfer is permitted by Code section 402(c)(11) and complies with uniform rules established by the Administrative Committee.

12.12. Distributions on Account of Permanent and Total Disability. For purposes of this Section 12, a Participant will be considered to have terminated employment and will be entitled to a distribution of his vested Account balances when he is eligible for long term disability benefits under a disability plan sponsored by an Employer and determined by the Administrative Committee to be permanently and totally disabled (as defined in subsection 10.2).

12.13. Contributions Credited to Qualified Nonelective Contribution Account After Distribution Date. If a Qualified Nonelective Contribution of $1,000 or less is credited to an eligible Participant’s Qualified Nonelective Contribution Account after his Distribution Date, the Trustee shall distribute such contribution in a single lump sum cash payment to such Participant as soon as administratively practicable after the Trustee’s receipt of the contribution.

SECTION 13

No Reversion to Employers

No part of the corpus or income of the Trust shall revert to the Employers or be used for, or diverted to, purposes other than the exclusive benefit of Participants and Beneficiaries, subject to the following:

(a)	Each contribution made by an Employer under the Plan shall be conditioned upon its deductibility under section 404 of the Code. To the extent that the deduction of a contribution made by an Employer and conditioned upon deductibility is disallowed, the nondeductible amount shall be returned to the affected Employer within one (1) year after the deduction is disallowed.

(b)	If a contribution or any portion thereof is made by an Employer under a mistake of fact, the Trustee shall, upon written request of that Employer, return the amount of such contribution or portion, reduced by the amount of any losses thereon, to that Employer within one year after the date of payment.

(c)	If, upon termination of the Plan, any amounts are held under the Plan in a suspense account and such amounts may not be credited to the Accounts of Participants, such amounts will be returned to the Employers as soon as practicable after the termination of the Plan.

SECTION 14

Administration

14.1. Administrative Committee Membership and Authority. The Administrative Committee referred to in subsection 1.3 shall consist of one or more members appointed by the Executive Vice President, Human Resources of Kraft Foods (effective at and after the Effective Time, the Company) (“Executive Vice President, Human Resources”). Except as otherwise specifically provided in this Section 14, the Administrative Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust Agreement:

(a)	to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b)	to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Administrative Committee;

(c)	to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind;

(d)	to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Administrative Committee may decide;

(e)	to direct all payments of benefits under the Plan;

(f)	to perform the functions of a “plan administrator”, as defined in section 414(g) of the Code, for all purposes of the Plan, including for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with the requirements of section 414(p) of the Code) and to administer distributions under such qualified orders;

(g)	to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Administrative Committee considers necessary or desirable to discharge its duties;

(h)	to establish a claims procedure in accordance with section 503 of ERISA; and

(i)	to furnish the Employers, the Investment Committee and the Trustee with such information with respect to the Plan as may be required by them for tax or other purposes.

The certificate of a majority of the members of the Administrative Committee that the Administrative Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

14.2. Allocation and Delegation of Administrative Committee Responsibilities and Powers. In exercising its authority to control and manage the operation and administration of the Plan, the Administrative Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time. Any member or delegate exercising Administrative Committee responsibilities and powers under this subsection shall periodically report to the Administrative Committee on its exercise thereof and the discharge of such responsibilities.

14.3. Uniform Rules. In managing the Plan, the Administrative Committee shall uniformly apply rules and regulations adopted by it to all persons similarly situated.

14.4. Information to be Furnished to Administrative Committee. The Employers and Related Companies shall furnish the Administrative Committee such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and Compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Administrative Committee such evidence, data or information as the Administrative Committee considers desirable to carry out the Plan.

14.5. Administrative Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Administrative Committee made by the Administrative Committee shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Administrative Committee shall make such adjustment on account thereof as it considers equitable and practicable. In the event of an overpayment of benefits, the Administrative Committee shall take such action, if any, as it deems necessary or appropriate under the circumstances to recoup or otherwise recover such overpayment, including without limitation, by notice and request for reimbursement from the Participant or other person to whom or on whose behalf such overpayment was made, or by deducting the amount of any such overpayment from future benefits owed with respect to such Participant (or the Participant’s Beneficiary) from the Plan.

14.6. Exercise of Committees’ Duties. Notwithstanding any other provisions of the Plan, the Committees shall discharge their duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

(a)	for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

14.7. Remuneration and Expenses. No remuneration shall be paid from the Plan to a member of any of the Committees who is an employee of any Employer or Related Company. Except as otherwise determined by the Administrative Committee, the reasonable expenses of administering the Plan and the fees and expenses incurred in connection with the collection, administration, management, investment, protection and distribution of the Plan assets under the Trust shall be paid directly by the Trust out of Plan assets or, if paid by one or more Employers, reimbursed by the Trust to the maximum extent permitted by law.

14.8. Indemnification of the Committees. To the extent not reimbursed by any applicable insurance policy, each of the Committees, MCEB, and the individual members and the secretary (if any) of each of the Committees and MCEB shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against any of them by reason of the performance of their respective functions with respect to the Plan if the Committees, MCEB, such individual members or secretary, as the case may be, did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

14.9. Resignation or Removal of Administrative Committee Member. An Administrative Committee member may resign at any time by giving ten days’ advance written notice to the Company, the Trustee and the other Administrative Committee members. The Executive Vice President, Human Resources may remove an Administrative Committee member by giving advance written notice to him and the other Administrative Committee members.

14.10. Appointment of Successor Administrative Committee Members. The Executive Vice President, Human Resources may fill any vacancy in the membership of the Administrative Committee and shall give prompt written notice thereof to the other Administrative Committee members. While there is a vacancy in the membership of the Administrative Committee, the remaining Administrative Committee members shall have the same powers as the full Administrative Committee until the vacancy is filled.

14.11. Administrative Committee Discretion. Benefits under this Plan will be paid only if the Administrative Committee decides, in its discretion, that the Participant is entitled to them under the terms of the Plan.

SECTION 15

Amendment and Termination

15.1. Amendment. While it is expected that the Plan will be continued, either the Company or MCEB (or its duly authorized delegate) nevertheless may terminate the Plan or amend it from time to time except that no amendment will reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employer and the Related Company on the date of the amendment, and no amendment will eliminate an optional form of benefit with respect to a Participant or Beneficiary except as otherwise permitted by law. Notwithstanding anything herein to the contrary, the Plan shall be shall be considered amended by and administered in accordance with the terms of any collective bargaining agreement pursuant to which participation in the Plan has been negotiated. The terms of any such collective bargaining agreement may be reflected in a Supplement to the Plan without further action by the Company or MCEB (or its duly authorized delegate).

15.2. Termination. The Plan will terminate as to all of the Employers on any day specified by the Company upon advance written notice of the termination given to the Employers. Employees of an Employer shall cease active participation in the Plan (and will be treated as inactive Participants in accordance with subsection 2.3) on the first to occur of the following:

(a)	the date on which that Employer ceases to be a contributing sponsor of the Plan, by appropriate action taken by the Company or by such Employer;

(b)	the date that Employer is judicially declared bankrupt or insolvent; or

(c)	the dissolution, merger, consolidation, reorganization or sale of that Employer, or the sale of all or substantially all of the assets of an Employer, except that, subject to the provisions of subsection 15.3, with the consent of the Company or MCEB, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.

15.3. Merger and Consolidation of the Plan, Transfer of Plan Assets. The Administrative Committee in its discretion may direct the Trustee to transfer all or a portion of the assets and liabilities of this Plan to another defined contribution plan of the Employers or Related Companies which is qualified under section 401(a) of the Code or, in the event of the sale of stock of an Employer or all or a portion of the assets of an Employer, to a qualified plan of an employer which is not a Related Company, or to accept a transfer of assets and liabilities to this Plan from another defined contribution plan that is qualified under section 401(a) of the Code. In the case of any such merger, consolidation or transfer of assets and liabilities, provision shall be made so that each affected Participant in the Plan on the date thereof would receive a benefit immediately after the merger, consolidation or transfer which is equal to the benefit he would have been entitled to receive immediately prior to the merger or transfer. The MCEB may adopt such amendment or Supplement to the Plan as may be necessary to preserve the protected rights that may not be changed or eliminated by reason of such transfer or merger under section 411 of the Code; pending such amendment or adoption of such Supplement, the applicable provisions of the merged or transferee plan describing such section 411 protected rights shall be incorporated herein by reference.

15.4. Distribution on Termination and Partial Termination. Upon termination or partial termination of the Plan, all benefits under the Plan shall continue to be paid in accordance with Section 11 and Section 12 as those sections may be amended from time to time.

15.5. Notice of Amendment, Termination or Partial Termination. Affected Participants will be notified of an amendment, termination or partial termination of the Plan as required by law.

SECTION 16

Change of Control Provisions

16.1. Application. In the event of a Change of Control (as defined in subsection 16.2), the following provisions of this Section 16 shall apply. Notwithstanding any other provision in the Plan to the contrary, this Section 16 shall not be amended after the occurrence of a Change of Control at any time prior to the second anniversary thereof.

16.2. Definition of Change of Control. For purposes of the Plan, “Change of Control” means the occurrence of any of the following events:

(a)	Acquisition of 20% or more of the outstanding voting securities of Kraft Foods (effective at and after the Effective Time, the Company) or any successor thereto (the “Parent”), by another entity or group; excluding, however, the following:

(i)	any acquisition by the Parent or any of its Affiliates (as defined in subsection 16.3);

(ii)	any acquisition by an employee benefit plan or related trust sponsored or maintained by the Parent or any of its Affiliates; or

(iii)	any acquisition pursuant to a merger or consolidation described in paragraph (c) of this subsection 16.2.

(b)	During any consecutive 24-month period, persons who constitute the Board of Directors of the Parent at the beginning of such period cease to constitute at least 50% of such Board; provided that each new Board member who is approved by a majority of the directors who began such 24-month period shall be deemed to have been a member of the Board at the beginning of such 24-month period.

(c)	The consummation of a merger or consolidation of the Parent with another company, and the Parent is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Parent; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Parent immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Parent either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Parent.

(d)	The consummation of a plan of complete liquidation of the Parent or the sale or disposition of all or substantially all of the Parent’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Parent immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Parent’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Parent.

For avoidance of doubt, the separation of the Company from Kraft Foods shall not be considered a Change of Control.

16.3. Definition of Affiliate. The term “Affiliate” means any entity controlled by, controlling or under common control with the Parent.

16.4. Vesting upon Involuntary Termination. A Participant’s vested percentage in all his Accounts under the Plan shall be 100% if (i) he is employed by an Employer on a Change of Control and (ii) his employment is involuntarily terminated due to such Change in Control (as determined by the Administrative Committee).

16.5. Construction. The foregoing provisions of this Section 16 shall be construed liberally to the end that its purposes shall be fully implemented.

SUPPLEMENT T/U

KRAFT FOODS GROUP, INC. TIP PLAN

Hourly Employees Covered by the T00, T25, T45, T50,

U00, U25, U45 and U50 Plan Designs

This Supplement T/U to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of the effective date of the applicable collective bargaining agreement with respect to the Participating Groups described below and supersedes any provisions of the Plan which are not consistent with this Supplement T/U.

1.	Participating Group: This Supplement T/U is applicable to hourly employees covered by a collective bargaining agreement pursuant to which the T00, T25, T45, T50, U00, U25, U45 or U50 Plan Design has been negotiated (the “T00 Participants”, “T25 Participants”, “T45 Participants”, “T50 Participants”, “U00 Participants”, “U25 Participants”, “U45 Participants” and “U50 Participants”, respectively, and, collectively, the “T/U Participants”), as set forth in the attached list of plan designs by union and location (referred to hereinafter as the “Plan Design Schedule”).

2.	Special Eligibility and Participation Provisions:

(a)	Each T00 and T25 Participant will be eligible to participate in the Plan on the date he meets the applicable eligibility requirements set forth in subsection 2.1 of the Plan, except that, notwithstanding the provision of paragraph (a) thereof, such Participant shall only be required to complete six months of Service in the manner described in subsection 3.1(c) of the Plan.

(b)	Each T50 Participant will be eligible to participate in the Plan on the date he meets the applicable eligibility requirements set forth in subsection 2.1 of the Plan without regard to paragraph (a) thereof; provided, however, that, notwithstanding the provisions of subsection 2.2 of the Plan, he may not commence participation in the Plan until the thirty-first day following the date he has met such eligibility requirements.

3.	New TIP Participant Status: Subject to the conditions and limitations of subsection 2.1, each U00, U25, U45 and U50 Participant hired on or after the applicable special effective date set forth in the Plan Design Schedule (referred to hereinafter as the “Special Effective Date”) who was not employed by an Employer or Related Company at any time prior to such Special Effective Date shall constitute a New TIP Participant subject to the special provisions applicable to New TIP Participants as more fully described in subsections 2.1, 2.2, 2.6(c), 3.1(c), 5.2, 8.1(b) and 10.1 of the Plan (referred to hereinafter as the “New TIP Provisions”). In addition, certain rehired T00, T25, T45 and T50 Participants (as more fully described in subsection 2.1 of the Plan) shall become subject to the New TIP Provisions upon rehire.

T/U-1

4.	Matching Contributions.

(a)	Notwithstanding any provision of the Plan to the contrary, the T00 & U00 Participants shall not be entitled to any Matching Contributions.

(b)	Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each T25, T45, T50, U25, U45 and U50 Participant employed by such Employer a Matching Contribution in an amount equal to:

(1)	in the case of T25 & U25 Participants, 25 percent,

(2)	in the case of T45 & U45 Participants, 45 percent, and

(3)	in the case of T50 & U50 Participants, 50 percent,

of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

T/U-2

SUPPLEMENT GAB

KRAFT FOODS GROUP, INC. TIP PLAN

Hourly Employees Covered by the GAB Plan Design

This Supplement GAB to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of the effective date of the applicable collective bargaining agreement with respect to the Participating Groups described below and supersedes any provisions of the Plan which are not consistent with this Supplement GAB.

1.	Participating Group: This Supplement GAB is applicable to hourly employees covered by a collective bargaining agreement pursuant to which the GAB Plan Design has been negotiated (the “GAB Participants”), as set forth in the attached Plan Design Schedule.

2.	Special Contribution Provisions: The following provisions shall apply in lieu of subsections 4.1, 4.2, 4.3, 4.6 and 5.1 of the Plan, except that subsection 4.1(b) of the Plan relating to “catch-up” Before-Tax Contributions shall still apply to the Participating Group:

(a)	Before-Tax Contributions. Subject to the limitations set forth in paragraph (c) below and subsection 4.7 and Section 9 of the Plan, and such additional rules as the Administrative Committee may establish on a uniform and nondiscriminatory basis, for any payroll period, a GAB Participant may elect to have his salary or wages from his Employer reduced by a whole percentage, and a corresponding amount contributed on his behalf to the Profit Sharing Fund by his Employer as a “Before-Tax Contribution,” which amount shall not be less than 1 percent nor more than 10 percent of his Eligible Compensation (as defined in paragraph (d) below), but shall be limited to 6 percent with respect to Eligible Compensation in excess of $15,000. Subject to the provisions of subsection 4.5, each eligible employee who becomes a Participant pursuant to subsection 2.6 (relating to automatic enrollment) shall be deemed to have elected to have Before-Tax Contributions made to the Plan on his behalf in an amount equal to 2 percent of his Eligible Compensation. Any affirmative election made pursuant to this paragraph (a) shall be effective as soon as practicable after it is made in accordance with the applicable Access System procedures or other procedures approved by the Administrative Committee.

(b)	After-Tax Contributions. Subject to the limitations set forth in paragraph (c) below and subsection 4.7 and Section 9 of the Plan, and such additional rules as the Administrative Committee may establish on a uniform and nondiscriminatory basis, for any payroll period, a GAB Participant may elect to make “After-Tax Contributions” to the Profit Sharing Fund through payroll deduction in a whole percentage that is not less than 1 percent nor more than 10 percent of his Eligible Compensation (as defined in paragraph (d) below), but shall be limited to 6 percent with respect to Eligible Compensation in excess of $15,000. Any election made pursuant to this paragraph (b) shall be effective as soon as practicable after the GAB Participant has made his election in accordance with applicable Access System procedures or other procedures approved by the Administrative Committee.

GAB-1

(c)	Total Before-Tax and After-Tax Contributions. Notwithstanding the foregoing provisions of this paragraph 2 of Supplement GAB, for any payroll period, the Before-Tax Contributions made on behalf of a GAB Participant and After-Tax Contributions made by such Participant may not together exceed the applicable maximum amount permitted under either such subsection.

(d)	Eligible Compensation. With respect to a GAB Participant, “Eligible Compensation” means a GAB Participant’s annual base wage or salary rate of pay as in effect on September 30 of the preceding Plan Year, plus any amounts contributed by an Employer pursuant to a salary reduction agreement and which are not includable in gross income under section 125, 402(e)(3), 402(h) or 132(f)(4) of the Code, but it shall not include shift differentials, overtime or other premium pay, or bonus, incentive or other extra compensation.

(e)	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each GAB Participant employed by such Employer a Matching Contribution in an amount equal to 45 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant for such payroll period.

GAB-2

SUPPLEMENT FMD

KRAFT FOODS GROUP, INC. TIP PLAN

Richmond & Chesapeake, VA Hourly Employees

This Supplement FMD to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 1, 2007 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement FMD.

1.	Participating Group: This Supplement FMD is applicable to hourly employees covered by a collective bargaining agreement between Kraft Foods Group, Inc. (Customer Logistics Operations Richmond & Chesapeake, VA) and Local 358, Bakery, Confectionery, Tobacco and Grain Millers International Union, AFL-CIO (a “FMD Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each FMD Participant employed by such Employer a Matching Contribution in an amount equal to 25 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

FMD-1

SUPPLEMENT GNA

KRAFT FOODS GROUP, INC. TIP PLAN

Naperville Hourly Employees

This Supplement GNA to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 4, 1993 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement GNA.

1.	Participating Group: This Supplement GNA is applicable to hourly employees covered by a collective bargaining contract at the Kraft Foods facility (formerly a Nabisco cereal plant) in Naperville, Illinois (a “GNA Participant”).

2.	Special Service Provisions: For purposes of Section 3 and subsection 10.1 of the Plan, service with Nabisco Brands, Inc. and those companies treated as a single employer under sections 414(b) and (c) of the Code prior to January 4, 1993, shall be treated as service under the Plan for this Participating Group.

3.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each GNA Participant employed by such Employer a Matching Contribution amount equal to 35 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

4.	Special Accounting Provisions. The After-Tax Account maintained under the Plan for each GNA Participant shall include the after-tax contribution balances for such Participant, if any, that were transferred to the Plan from the Nabisco Brands Employee Savings Plan. The Matching Account maintained under the Plan for each GNA Participant shall include the company contribution account balances for such Participant, if any, that were transferred to the Plan from the Nabisco Brands Employee Savings Plan, and all of such transferred balances shall be 100% vested.

5.	Special Vesting Provisions. In addition to the vesting provisions of subsections 10.1 and 10.2 of the Plan, each individual who is a GNA Participant on March 31, 1997 will have a fully vested, nonforfeitable interest in his Matching Account upon the completion of 24 months of employment after his initial enrollment date in the Plan.

6.	Special In-Service Withdrawal Provisions. The last sentence of subsection 11.5 of the Plan shall not apply to the GNA Participants and accordingly no minimum withdrawal amount shall apply to such Participants.

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SUPPLEMENT AVN

KRAFT FOODS GROUP, INC. TIP PLAN

Avon Hourly Employees

This Supplement AVN to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of May 1, 2001 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement AVN.

1.	Participating Group: This Supplement AVN is applicable to hourly employees covered by a collective bargaining agreement between Kraft Foods (Avon, New York) and Local 791, International Brotherhood of Teamsters (an “AVN Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each AVN Participant employed by such Employer a Matching Contribution in an amount equal to 25 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

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SUPPLEMENT ONT

KRAFT FOODS GROUP, INC. TIP PLAN

Visalia Hourly Employees

This Supplement ONT to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 1, 2006 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement ONT.

1.	Participating Group: This Supplement ONT is applicable to hourly employees covered by a collective bargaining agreement between Kraft Foods Group, Inc. (Visalia, CA) and Local 517, International Brotherhood of Teamsters (an “ONT Participant”).

2.	Matching Contributions. Notwithstanding any provision of the Plan to the contrary, the ONT Participants shall not be entitled to any Matching Contributions.

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SUPPLEMENT FUL

KRAFT FOODS GROUP, INC. TIP PLAN

Fullerton Hourly Employees

This Supplement FUL to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of July 1, 2002 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement FUL.

1.	Participating Group: This Supplement FUL is applicable to hourly employees working at Kraft Foods in Fullerton, California who are covered by a collective bargaining agreement between an Employer and the International Brotherhood of Teamsters, Local 952 (a “FUL Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each FUL Participant employed by such Employer a Matching Contribution amount equal to 25 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the FUL Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

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SUPPLEMENT WLT

KRAFT FOODS GROUP, INC. TIP PLAN

Walton Hourly Employees

This Supplement WLT to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 1, 2002 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement WLT.

1.	Participating Group: This Supplement WLT is applicable to hourly employees working at Kraft Foods in Walton, New York covered by a collective bargaining agreement between an Employer and United Food and Commercial Workers International, Local One (a “WLT Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each WLT Participant employed by such Employer a Matching Contribution in an amount equal to 40 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

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SUPPLEMENT CSH

KRAFT FOODS GROUP, INC. TIP PLAN

Coshocton Hourly Employees

This Supplement CSH to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of May 1, 2001 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement CSH.

1.	Participating Group: This Supplement CSH is applicable to hourly employees covered by a collective bargaining agreement between Kraft Foods (Coshocton, Ohio) and Local No. 17A, United Food and Commercial Workers International Union, AFL-CIO (a “CSH Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each CSH Participant employed by such Employer a Matching Contribution amount equal to 35 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the CSH Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

CSH-1

SUPPLEMENT DAV

KRAFT FOODS GROUP, INC. TIP PLAN

Davenport Hourly Employees

This Supplement DAV to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of August 1, 2002 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement DAV.

1.	Participating Group: This Supplement DAV is applicable to hourly employees working at Kraft Foods in Davenport, Iowa covered by a collective bargaining agreement between an Employer and United Food and Commercial Workers International, Local 431 (a “DAV Participant”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each DAV Participant employed by such Employer a Matching Contribution amount equal to 40 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the DAV Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

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SUPPLEMENT OMM

KRAFT FOODS GROUP, INC. TIP PLAN

Madison Hourly Employees

This Supplement OMM to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 1, 2001 with respect to the Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement OMM.

1.	Participating Group: This Supplement OMM is applicable to hourly employees covered by a collective bargaining agreement between Kraft Foods (Madison, Wisconsin) and Local 538, United Food and Commercial Workers International Union, AFL-CIO (“OMM Participants”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each OMM Participant employed by such Employer a Matching Contribution in an amount equal to 35 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

OMM-1

SUPPLEMENT WDS

KRAFT FOODS GROUP, INC. TIP PLAN

Woodstock and Ontario Hourly Employees

This Supplement WDS to Kraft Foods Group, Inc. TIP Plan sets forth special provisions that are applicable as of January 1, 2001 with respect to the Woodstock, Illinois Participating Group described below and as of January 1, 2008 with respect to the Ontario, California Participating Group described below and supersedes any provisions of the Plan which are not consistent with this Supplement WDS.

1.	Participating Group: This Supplement WDS is applicable to hourly employees covered either by a collective bargaining agreement between Kraft Foods (Woodstock, Illinois) and Local 703, International Brotherhood of Teamsters or a collective bargaining agreement between Kraft Foods (Ontario, California) and Local 63, International Brotherhood of Teamsters (collectively, “WDS Participants”).

2.	Matching Contributions. Subject to the conditions and limitations of subsection 4.7 and Section 9 of the Plan, for each payroll period during a Plan Year, an Employer shall contribute to the Profit Sharing Fund on behalf of each WDS Participant employed by such Employer a Matching Contribution in an amount equal to 15 percent of the Before-Tax and After-Tax Contributions made by and on behalf of the WDS Participant that do not exceed 6 percent of such Participant’s Eligible Compensation for such payroll period.

WDS-1

SUPPLEMENT RMD

KRAFT FOODS GROUP, INC. TIP PLAN

Minimum Distribution Requirements After 2001

1.	General Rules:

(a)	Effective Date. The provisions of this Supplement RMD will apply for purposes of determining required minimum distributions for Distribution Calendar Years beginning with the 2002 calendar year.

(b)	Precedence. The requirements of this Supplement RMD will take precedence over any inconsistent provisions of the Plan.

(c)	Requirements of Treasury Regulations Incorporated. All distributions required under this Supplement RMD will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

2.	Time and Manner of Distribution:

(a)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(b)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1)

If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained the age of 70 1/2, if later.

(2)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then except as provided in paragraph 5 below distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

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(4)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this paragraph 2(b), other than paragraph 2(b)(1), will apply as if the surviving spouse were the Participant.

For purposes of this paragraph 2(b) and paragraph 4, unless subparagraph 2(b)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If subparagraph (2)(b)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subparagraph (2)(b)(1).

(c)	Forms of Distribution. Unless the Participant’s interest is distributed in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year, distributions will be made in accordance with paragraphs 3 and 4 of this Supplement RMD.

3.	Required Minimum Distributions During Participant’s Lifetime.

(a)	Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(1)	the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(b)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this paragraph 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

4.	Required Minimum Distributions After Participant’s Death.

(a)	Death On or After Distributions Begin.

(1)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

RMD-2

a.	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

b.	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

c.	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(2)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)	Death Before Date Distributions Begin.

(1)	Participant Survived by Designated Beneficiary. Except as provided in paragraph 5 below, if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in paragraph 4(a).

(2)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

RMD-3

(3)	Death of Surviving Spouse Before Distributions to Surviving Spouse are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subparagraph 2(b)(1), this paragraph 4(b) will apply as if the surviving spouse were the Participant.

5.	Application of 5-Year Rule to Distributions to Non-Spouse Beneficiaries. If the Participant dies before distributions begin and there is a designated beneficiary who is not the Participant’s surviving spouse, distribution to the designated beneficiary is not required to begin by the date specified in paragraph 2(b)(2) of this Supplement RMD, but the Participant’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. The provisions of this paragraph 5 shall not apply to distributions in the form described in subsection 12.1(b) (relating to installments) with respect to which the Annuity Starting Date has occurred prior to the Participant’s death.

6.	Definitions.

(a)	“Designated Beneficiary” means the individual who is designated as the beneficiary under section 12.5 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b)	“Distribution Calendar Year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subparagraph 2(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(c)	“Life Expectancy” means life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

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(d)	“Participant’s Account Balance” means the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(e)	“Required Beginning Date” shall have the meaning set forth in subsection 12.4(c) of the Plan.

7.	Waiver of Required Minimum Distributions for 2009. Notwithstanding the foregoing provisions of this Supplement RMD, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs, or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant’s and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code section 401(a)(9)(H), so that distributions received by a Participant or Beneficiary pursuant to an election described in this paragraph 7 may not be directly transferred under subsection 12.11 to an eligible retirement plan.

RMD-5

SUPPLEMENT ESOP

KRAFT FOODS GROUP, INC. TIP PLAN

ESOP Fund Provisions

1.	Effective Date: The effective date of this Supplement ESOP and the ESOP Fund to which it relates is December 15, 2001.

2.	Purpose: The purpose of this Supplement ESOP is to set forth the provisions of the Plan applicable to the ESOP Fund and not set forth elsewhere in the Plan.

3.	Definitions: Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement ESOP.

4.	Diversification: Consistent with the diversification requirements of section 401(a)(28) of the Code, a Participant may elect to diversify all or a portion of his account which is invested in the ESOP Fund by filing an investment election pursuant to subsection 6.3 of the Plan.

5.	Put Options: If Employer Common Stock held under the ESOP Fund is not readily tradeable on an established securities market, any Participant or Beneficiary who is entitled to a distribution of such stock from the Plan shall have a right to require the Employer to repurchase such shares under a fair valuation formula. Such right may be exercised for a period of 60 days following the date of distribution and, if the put option is not exercised within such 60-day period, such right may be exercised for an additional period of 60 days in the next following Plan Year. If such shares are repurchased as part of a total distribution, unless the Participant or Beneficiary elects otherwise, the amount to be paid for such shares shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than 30 days after the exercise of the put option and not exceeding 5 years, with reasonable interest paid and adequate security provided on the unpaid shares. If the repurchase of shares is part of an installment distribution, the amount to be paid for the shares shall be paid not later than 30 days after the exercise of the put option described in this subsection 5 of Supplement ESOP.

6.	ESOP Loan: Unless further amended to include the applicable provisions of Treas. Reg. section 54.4975-7 and 11, the Plan may not engage in an “Exempt Loan.” The term “Exempt Loan” means a loan made to the ESOP by a disqualified person or a loan to the ESOP which is guaranteed by a disqualified person, including a direct loan of cash, a purchase-money transaction, and an assumption of the obligation of the ESOP. In addition, the ESOP shall not obligate itself to acquire securities from a particular security holder at an indefinite time determined upon the happening of an event such as the death of the holder.

ESOP-1

7.	Appraiser: If at any time the Employer Common Stock held by the Plan is not readily tradeable on an established securities market, all valuations of such stock with respect to activities carried on by the Plan will be made by an independent appraiser meeting the requirements of section 401(a)(28) of the Code.

8.	Voting Rights: Full and fractional shares of Employer Common Stock invested in the ESOP Fund and allocated to any Account shall be voted by the Trustee only in accordance with, and upon instructions of, the Participant, Beneficiary or Alternate Payee, as the case may be, to whose Account such shares (or units representing such shares) are allocated on forms provided for that purpose. Such forms, together with all information distributed to stockholders regarding the exercise of such rights, shall be provided to each Participant, Beneficiary or Alternate Payee whose Accounts are invested in the ESOP Fund (including both subparts thereof). Upon timely receipt of instructions, the Trustee shall vote such shares as so instructed. Shares of Employer Common Stock for which the Trustee has not received voting instructions shall be voted in accordance with the terms of the Trust Agreement.

ESOP-2